PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)

(to prospectus dated August 9, 2024)	Registration No. 333-272028

800,000 Common Share Units, Each Consisting of a Common Share and a Common Share Purchase Warrant

Foremost Lithium Resource & Technology Ltd.

This prospectus supplement amends and supplements the prospectus dated August 9, 2024, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-272028). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on February 13, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Common Share Purchase Warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FMST” and “FMSTW,” respectively, and our Common Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “FAT”. On February 27, 2025, the last reported sales prices of the Common Shares on Nasdaq and the CSE were US$0.8285 and C$1.21, respectively, and the last reported sales price of the Common Share Purchase Warrants on Nasdaq was US$0.1743.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of the prospectus for a discussion of information that should be considered in connection with an investment in our common shares. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2025

Commission File Number: 001-41769

Foremost Clean Energy Ltd.
(Translation of registrant's name into English)

750 West Pender Street, Suite 250
Vancouver, BC, V6C 2T7
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description

99.1	Condensed Interim Consolidated Financial Statements for the three and nine months ended December 31, 2024
99.2	Management Discussion and Analysis for the nine months ended December 31, 2024
99.3	Form 52-109F2 Certification of Interim Filings by CEO
99.4	Form 52-109F2 Certification of Interim Filings by CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Foremost Lithium Resources & Technology Ltd.
(Registrant)

Date: February 13, 2025	/s/ Jason Barnard
Jason Barnard
President and Chief Executive Officer

Exhibit 99.1

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Financial Statements

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

December 31, 2024

Corporate Head Office

250 – 750 West Pender Street

Vancouver, BC

V6C 2T7

Page 1 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Financial Position

As at December 31, 2024 and March 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

	December 31, 2024	March 31, 2024

ASSETS

Current
Cash	$6,375,960	$998,262
Receivables	142,873	146,209
Prepaid expenses and deposits	249,831	340,742
	6,768,664	1,485,213
Non-Current
Prepaid expenses and deposits	56,773	19,231
Exploration and evaluation assets (Note 4)	22,814,614	15,094,413

Total Assets	$29,640,051	$16,598,857

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities (Notes 5 and 8)	$1,211,377	$1,582,188
Term loans payable (Note 6)	544,552	1,138,520
Flow-through premium liability (Notes 7 and 12)	1,416,512	11,666
	3,172,441	2,732,374
Non-Current
Derivative liability (Note 7)	325,068	656,946
Total Liabilities	3,497,509	3,389,320

Shareholders' Equity
Capital stock (Note 7)	47,406,247	32,123,613
Subscriptions received (Note 7)	-	105,000
Reserves (Note 7)	4,244,891	2,462,047
Deficit	(25,508,596)	(21,481,123)
Total Shareholders’ Equity	26,142,542	13,209,537

Total Liabilities and Shareholders’ Equity	$29,640,051	$16,598,857

Nature of operations and going concern (Note 1)

Approved and authorized on behalf of the Board on February 12, 2025:

(Signed) “Jason Barnard”	(Signed) “Andrew Lyons”
Jason Barnard, Director	Andrew Lyons, Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 2 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

For the three and nine months ended December 31, 2024 and 2023

(Expressed in Canadian Dollars, except for share and per share amounts)

(Unaudited – Prepared by Management)

	For the three-month period ended December 31,		For the nine-month period ended December 31,
	2024	2023	2024	2023

EXPENSES
Consulting (Note 8)	$31,701	$74,408	$124,341	$185,697
Investor relations and promotion (Note 8)	362,654	173,254	1,174,829	436,865
Listing fee	-	6,699	5,000	54,184
Management and director fees (Note 8)	260,347	205,231	594,847	434,131
Office and miscellaneous	78,272	84,180	235,517	173,701
Professional fees	761,556	256,667	1,562,281	989,878
Share-based payments (Notes 7 and 8)	594,236	144,687	706,436	855,461
Transfer agent and filing fees	46,870	19,820	108,173	191,683
Travel	2,135	14,077	10,549	55,855

Loss before other items	(2,137,771)	(979,023)	(4,521,973)	(3,377,455)

Change in fair value of derivatives (Note 7)	103,595	372,285	331,878	558,663
Finance income on sublease	-	-	-	1,314
Foreign exchange loss	(15,867)	(24,607)	(48,622)	(56,252)
Gain on forgiveness of debt (Note 5)	56,424	-	106,624	-
Gain on sublease	-	-	-	2,962
Interest expense (Note 6)	(17,730)	(33,608)	(84,662)	(98,066)
Other income	-	10,013	161	10,810
Penalties and interest	(2,351)	-	(193,262)	-
Realized loss on marketable securities	-	-	-	(1,595)
Recovery of flow-through premium liability (Notes 7 and 12)	764	-	15,916	-
Write-off of prepaid expenses	-	-	-	(1,000)
Unrealized gain on marketable securities	-	-	-	1,850

Net Loss and Comprehensive Loss for the period	$(2,012,936)	$(654,940)	$(4,393,940)	$(2,958,769)

Basic and diluted loss per common share	$(0.23)	$(0.14)	$(0.67)	$(0.68)

Weighted average number of common shares outstanding – Basic and Diluted	8,786,943	4,838,329	6,546,860	4,380,810

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 3 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity

For the nine months ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

	Number of Shares	Capital Stock	Subscriptions received in advance	Share-based payment reserves	Deficit	Total Shareholders’ Equity

Balance, March 31, 2023	3,969,617	$26,449,839	$-	$1,806,894	$(17,869,111)	$10,387,622
Shares issued – private placement (Note 7)	800,000	5,418,400	-	-	-	5,418,400
Share issue costs – paid in cash (Note 7)	-	(657,816)	-	270,400	-	(387,416)
Derivative liability (Note 7)	-	(823,597)	-	-	-	(823,597)
Shares issued – exploration and evaluation assets (Notes 4 and 7)	29,900	235,600	-	-	-	235,600
Shares issued – options exercised (Note 7)	36,000	184,800	-	(53,400)	-	131,400
Shares issued – for services (Note 7)	30,900	187,872	-	-	-	187,872
Share-based payments (Notes 7 and 8)	-	-	-	855,461	-	855,461
Options expired/forfeited	-	-	-	(7,052)	7,052	-
Loss for the period	-	-	-	-	(2,958,769)	(2,958,769)

Balance, December 31, 2023	4,866,417	30,995,098	-	2,872,303	(20,820,828)	13,046,573
Shares issued – private placements (Note 7)	341,592	1,629,268	-	-	-	1,629,268
Warrant premium – on private placements (Note 7)	-	(377,911)	-	107,511	-	(270,400)
Flow-through premium – on private placements (Note 7)	-	(20,143)	-	-	-	(20,143)
Share issue costs – paid in cash (Note 7)	-	177,401	-	-	-	177,401
Subscriptions received in advance (Note 7)	-	-	105,000	-	-	105,000
Finder’s fee warrants – on private placement (Note 7)	-	(280,100)	-	280,100	-	-
Share-based payments (Notes 7 and 8)	-	-	-	55,239	-	55,239
Options expired/forfeited	-	-	-	(853,106)	853,106	-
Loss for the period	-	-	-	-	(1,513,401)	(1,513,401)

Balance, March 31, 2024	5,208,009	32,123,613	105,000	2,462,047	(21,481,123)	13,209,537
Shares issued – exploration and evaluation assets (Notes 4 and 7)	1,836,416	6,866,449	-	-	-	6,866,449
Shares issued – private placements (Note 7)	3,292,971	11,955,379	(105,000)	-	-	11,850,379
Warrant premium on private placements (Note 7)	-	(1,241,375)	-	1,241,375	-	-
Flow-through premium on private placements (Note 7)	-	(1,420,762)	-	-	-	(1,420,762)
Share issue costs – paid in cash (Note 7)	-	(675,557)	-	-	-	(675,557)
Share issue costs – paid in finder’s warrants (Note 7)	-	(201,500)	-	201,500	-	-
Share-based payments (Notes 7 and 8)	-	-	-	706,436	-	706,436
Warrants expired	-	-	-	(22,000)	22,000	-
Options expired/forfeited	-	-	-	(344,467)	344,467	-
Loss for the period	-	-	-	-	(4,393,940)	(4,393,940)

Balance, December 31, 2024	10,337,396	$47,406,247	$-	$4,244,891	$(25,508,596)	$26,142,542

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 4 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Cash Flows

For the nine months ended December 31,

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES

Loss and comprehensive loss for the period	$(4,393,940)	$(2,958,769)
Item not affecting cash:
Share-based payments	706,436	855,461
Interest expense	84,662	98,066
Change in fair value of derivatives	(331,878)	(558,663)
Recovery of flow-through premium liability	(15,916)	-
Finance income on sublease	-	(1,314)
Gain on forgiveness of debt	(106,624)	(10,000)
Shares for services	-	187,872
Realized loss on marketable securities	-	1,595
Unrealized gain on marketable securities	-	(1,850)
Write-off of prepaid	-	1,000
Changes in non-cash working capital items:
Receivables	3,336	93,311
Prepaid expenses and deposits	53,369	(267,841)
Accounts payable and accrued liabilities	27,956	(244,240)
Net cash used in operating activities	(3,972,599)	(2,805,372)

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and evaluation acquisition costs	(249,319)	(222,211)
Exploration and evaluation expenditures	(1,096,576)	(1,221,855)
Exploration and evaluation recoveries	200,000	100,000
Receipt of sublease payments	-	32,851
Sale proceeds from investment	-	3,155
Net cash used in investing activities	(1,145,895)	(1,308,060)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placements	11,850,379	5,418,400
Share issue costs	(675,557)	(387,416)
Exercise of options	-	131,400
Short-term loan repayment	(600,000)	(30,000)
Short-term loan interest repaid	(78,630)	(104,579)
Repayment of lease obligations	-	(35,813)
Net cash provided by financing activities	10,496,192	4,991,992

Change in cash for the period	5,377,698	878,560
Cash, beginning of period	998,262	574,587

Cash, end of period	$6,375,960	$1,453,147

Cash paid for interest and taxes	$78,630	$104,579

SUPPLEMENT DISCLOSURES WITH RESPECT TO CASH FLOWS (Note 11)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 5 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Foremost Clean Energy Ltd. (formerly Foremost Lithium Resource & Technology Ltd.) (“Foremost” or the "Company") which was incorporated under the laws of the Province of British Columbia, is a public company listed on the Canadian Securities Exchange (the “CSE”) and trades under the symbol FAT and on the NASDAQ Capital Market (“NASDAQ”) under the symbols FMST and FMSTW. The Company’s head office is located at 250 – 750 West Pender Street, Vancouver, BC, V6C 2T7.

On July 5, 2023, the Company consolidated its common shares on the basis of fifty (50) pre-consolidation common shares for one (1) post-consolidation common share. All shares, warrants and stock options in these consolidated financial statements are on post consolidated basis.

On September 30, 2024, the Company changed its name to Foremost Clean Energy Ltd.

The Company is an exploration company focused on the identification and development of high potential mineral opportunities in stable jurisdictions.

Going concern of operations

These condensed interim consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at December 31, 2024, the Company has had significant losses resulting in a deficit of $25,508,596 ( March 31, 2024 - $21,481,123). In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These material uncertainties cast substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These condensed interim consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations. Any such adjustments may be material.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Page 6 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

2.	BASIS OF PRESENTATION

a)	Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”), as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC”). Accordingly, they do not include all of the information required for full annual financial statements by IFRS Accounting Standards (“IFRS”) for complete financial statements for year-end reporting purposes.

These condensed interim financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

b)	Basis of measurement

These condensed interim consolidated financial statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss or fair value through other comprehensive loss, which are stated at their fair value. In addition, these condensed interim consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

The policies applied in these condensed interim consolidated financial statements are based on IFRS issued and effective as of December 31, 2024. The Board of Directors approved these condensed interim consolidated financial statements for issue on February 12, 2025.

c)	Principles of consolidation

These condensed interim consolidated financial statements include the financial statements of the Company and the entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the condensed interim consolidated financial statements from the date that control commences until the date that control ceases. All significant intercompany transactions and balances have been eliminated.

The condensed interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries listed in the following table:

	Country of Incorporation	Principal Activity

Sierra Gold & Silver Ltd. (“Sierra”)	USA	Holding Company
Rio Grande Resources Ltd. (“Rio Grande”)*	Canada	Holding Company

*Rio Grande was newly incorporated on July 19, 2024 for the purpose of the spin-out (Note 13).

3.	MATERIAL ACCOUNTING POLICIES

The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of the audited consolidated financial statements as at March 31, 2024. These unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2024, which have been prepared in accordance with IFRS as issued by IASB and IFRIC.

Page 7 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS

During the nine-month period ended December 31, 2024, the following expenditures were incurred on the exploration and evaluation of the Company’s assets:

	Winston Property	Zoro Property	Jean Lake Property	Grass River Property	Jol Lithium Property	Peg North Property	Lac Simard Property	Athabasca Property	Total

Acquisition costs
Balance, March 31, 2024	$1,338,793	$1,909,407	$250,000	$45,255	$11,730	$400,000	$127,153	$-	$4,082,338
Cash	99,189	-	50,000	130	-	100,000	-	-	249,319
Shares	-	-	50,000	-	-	100,000	-	6,716,449	6,866,449
Balance, December 31, 2024	1,437,982	1,909,407	350,000	45,385	11,730	600,000	127,153	6,716,449	11,198,106

Exploration costs
Balance, March 31, 2024	419,233	6,552,532	2,465,023	680,016	45,865	849,406	-	-	11,012,075
Assay	-	55,945	-	-	-	-	-	-	55,945
Drilling	-	42,950	-	-	-	-	-	-	42,950
Geological, consulting, and other	28,940	629,875	8,792	-	6,000	31,931	-	-	705,538
Exploration cost recovery	-	(200,000)	-	-	-	-	-	-	(200,000)
Balance, December 31, 2024	448,173	7,081,302	2,473,815	680,016	51,865	881,337	-	-	11,616,508

Total Balance – December 31, 2024	$1,886,155	$8,990,709	$2,823,815	$725,401	$63,595	$1,481,337	$127,153	$6,716,449	$22,814,614

Page 8 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

During the year ended March 31, 2024, the following expenditures were incurred on the exploration and evaluation of the Company’s assets:

	Winston Property	Zoro Property	Jean Lake Property	Grass River Property	Jol Lithium Property	Peg North Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2023	$1,334,548	$1,909,407	$150,000	$43,500	$10,454	$200,000	$-	$3,647,909
Cash	4,245	-	50,000	1,755	1,276	100,000	41,553	198,829
Shares	-	-	50,000	-	-	100,000	85,600	235,600
Balance, March 31, 2024	1,338,793	1,909,407	250,000	45,255	11,730	400,000	127,153	4,082,338

Exploration costs
Balance, March 31, 2023	371,909	4,653,559	2,509,453	596,124	38,365	660,472	-	8,829,882
Assay	-	-	2,669	-	-	15,188	-	17,857
Geological, consulting, and other	47,324	1,898,973	152,901	83,892	7,500	173,746	-	2,364,336
Exploration cost recovery	-	-	(200,000)	-	-	-	-	(200,000)
Balance, March 31, 2024	419,233	6,552,532	2,465,023	680,016	45,865	849,406	-	11,012,075

Total Balance – March 31, 2024	$1,758,026	$8,361,939	$2,815,023	$725,271	$57,595	$1,249,406	$127,153	$15,094,413

Page 9 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Winston Property

Ivanhoe/Emporia claims

In accordance with the terms and conditions of the underlying Ivanhoe/Emporia purchase agreement, the Optionors agreed to sell and convey Ivanhoe/Emporia Claims for the purchase price of $500,000 USD of which $361,375 USD remained due owing to the Robert Howe Educational Trust (“RHET”) upon closing on May 17, 2017. The Buyer agreed to pay RHET a monthly royalty equal to the greater of the Minimum Monthly Royalty or Production Royalty determined in accordance with the following table:

Monthly Average Silver Price/Oz	Minimum Monthly Royalty (In USD)	Production Royalty %
Less than $5.00	$125	3%
$5.00 ~ $6.99	$250	4%
$7.00 ~ $8.99	$500	5%
$9.00 ~ $10.99	$1,000	6%
$11.00 ~ $14.99	$1,500	7%
$15 or greater	$2,000	8%

All royalty payments made to RHET under the Minimum Monthly Royalty or Production Royalty of the agreement will be credited against the purchase price. As of December 31, 2024, past payments totaling $225,255 USD ( March 31, 2024 - $201,535 USD) have been applied against the $500,000 USD purchase price. The remaining purchase price of $274,745 USD ( March 31, 2024 - $298,465 USD) may be satisfied in the form of ongoing advance royalty payments or lump-sum payment to finalize the property purchase. The accrued minimum monthly royalty payments outstanding as of December 31, 2024, totals $362,644 or $252,125 USD ( March 31, 2024 - $301,967, or $222,975 USD), which is included in the accounts payable and accrued liabilities. Only the permanent production royalty of 2% of NSR on all ore mined on the Ivanhoe and Emporia lode claims, will remain as an encumbrance after the property has been purchased.

Zoro Property

The Company announced on January 4, 2024 that a $300,000 grant shall be received from the Manitoba Government for the Zoro Lithium Property to fund further exploration and development. During the year ended March 31, 2024, the Company received $100,000 of the $300,000 grant. The remaining $200,000 grant was received during the nine-month period ended December 31, 2024.

Page 10 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Jean Lake Property

The option agreement provides that in order for the Company to earn a 100% interest in the project it is required to make the following cash payments and share issuances to Mount Morgan Resources Ltd. and incur the following project exploration expenditures as follows:

a)	pay $25,000 in cash (paid) and issue common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;
b)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,704 shares issued) and incur $50,000 in exploration expenditures (incurred) on or before July 30, 2022;
c)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,128 shares issued) and incur $100,000 (accumulated) in exploration expenditures (incurred) by July 30, 2023;
d)	pay $50,000 in cash (paid) issue $50,000 (12,106 shares issued) in common shares and incur $150,000 (accumulated) in exploration expenditures (incurred) by July 30, 2024; and
e)	pay $75,000 in cash, issue $75,000 in common shares and incur $200,000 (accumulated) in exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan Resources Ltd. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

During the year ended March 31, 2023, the Company entered into an agreement with the Manitoba Government to receive a grant of $300,000 for exploration work on the Jean Lake and received $200,000 during the year ended March 31, 2023. The remaining $100,000 was received during the year ended March 31, 2024.

Grass River Property

During the nine-month period ended December 31, 2024, the Company incurred $130 ( March 31, 2024 -$1,755) in claim filing fees.

Jol Lithium Property

During the year ended March 31, 2023, the Company entered into an agreement and acquired a 100% interest in the MB3530 claim located in the Snow Lake area of Manitoba. To earn the interest, the Company paid $8,000 and issued $2,454 in shares (364 shares issued). The property is subject to a 2% NSR.

Page 11 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Peg North Property

During the year ended March 31, 2023, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba. Under the terms of the option agreement (the "First Option"), in consideration for making aggregate cash payments of $750,000, issuing Strider Resources common shares having an aggregate value of $750,000, and incurring an aggregate of $3,000,000 in exploration expenditures on or before the fifth anniversary, the Company has the right to acquire a 100% interest in the Peg North Claims, subject only to a 2% net smelter return royalty granted to Strider (the "NSR"). The obligations under the First Option can be considered fulfilled under the terms as outlined in the schedule below:

a)	cash payments of $750,000 as follows:
i)	a cash payment of $100,000 on or before June 23, 2022 (paid);
ii)	a cash payment of $100,000 on or before June 28, 2023 (paid);
iii)	a cash payment of $100,000 on or before June 28, 2024 (paid);
iv)	a cash payment of $150,000 on or before June 28, 2025;
v)	a cash payment of $150,000 on or before June 28, 2026;
vi)	a cash payment of $150,000 on or before June 28, 2027; and

b)	the issuance of $750,000 in shares of the Company as follows:
i)	the issuance of $100,000 in common shares on or before June 23, 2022 (issued 10,526 shares);
ii)	the issuance of $100,000 in common shares on or before June 9, 2023 (issued 13,072 shares);
iii)	the issuance of $100,000 in common shares on or before June 28, 2024; (issued 28,818 shares);
iv)	the issuance of $150,000 in common shares on or before June 28, 2025;
v)	the issuance of $150,000 in common shares on or before June 28, 2026;
vi)	the issuance of $150,000 in common shares on or before June 28, 2027; and

c)	Incurring exploration expenditures totaling $3,000,000 due on or before June 9, 2027 (incurred cumulative exploration expenditures of $881,337 through December 31, 2024.

Provided that the First Option has been exercised, the Company may purchase from Strider one half (1%) of the NSR for a cash payment of $1,500,000 (the “Second Option”) at any time prior to commencement of commercial production.

Lac Simard South Property

During the year ended March 31, 2024, the Company entered into an agreement, and earned a 100% interest in, the Lac Simard South property located in Quebec by paying $35,000 (paid) and issuing 10,700 common shares (issued and valued at $85,600).

Page 12 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Athabasca Property

During the nine-month period ended December 31, 2024, the Company entered into an option agreement with Denison Mines Corp. (“Denison”) to acquire up to a 70% interest in exploration properties in the Athabasca Basin in Northern Saskatchewan (the “Exploration Properties”). To earn the interest, the Company has to make the following cash payments, share issuances and incur project exploration expenditures in 3 phases:

Phase 1

During the nine-month period ended December 31, 2024, the Company earned an initial 20% interest in the Exploration Properties (14.03% for Hatchet Lake) by:

●	Issuing 1,369,810 common shares (issued and valued at $5,205,278) to Denison;
●	appointing a Technical Advisor to Foremost at Denison's election; and
●

entering into an Investors Rights Agreement providing for, among other things: the appointment by Denison of up to two (2) individuals to the board of directors of Foremost; and a pre-emptive equity participation right for Denison to maintain a 19.95% equity interest in Foremost.

The Company also issued 425,682 common shares to arm’s length parties for finders and advisory fees valued at $1,511,171.

Phase 2

To earn an additional 31% interest in the Exploration Properties (21.75% for Hatchet Lake), on or before October 4, 2027, the Company must:

●	pay $2,000,000 to Denison in cash or common shares or a combination thereof;
●	incur $8,000,000 in exploration expenditures on the Exploration Properties.

If the conditions of Phase 2 are not satisfied, the Company shall forfeit the entirety of its interests in and rights to the Exploration Properties.

Phase 3

To earn an additional 19% interest in the Exploration Properties (15.22% for Hatchet Lake), on or before October 4, 2030, and on the successful completion of Phase 2, Foremost must:

●	pay $2,500,000 to Denison in cash or common shares or a combination thereof;
●	incur a further $12,000,000 in exploration expenditures on the Exploration Properties.

If the conditions of Phase 3 are not satisfied, the Company shall forfeit a portion of its interests in and rights to the Exploration Properties such that Denison's interests in each of the Exploration Properties will be increased to 51% and operatorship shall revert to Denison.

Upon completion Phase 3 of the Option Agreement, the parties will enter into a joint venture agreement in respect of each of the Exploration Properties.

Page 13 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables and accrued liabilities for the Company are broken down as follows:

	December 31, 2024	March 31, 2024

Trade payables	$75,389	$1,101,757
Tax late filing penalty	204,429	-
Advance royalty payable (Note 4)	362,644	301,967
Accrued liabilities	444,193	91,484
Due to related parties (Note 8)	124,722	86,980

Trade payables	$1,211,377	$1,582,188

During the year ended December 31, 2021, the Company received a loan of $40,000 from the Canada Emergency Business Account to provide emergency support to businesses due to the impact of COVID-19. The Company repaid $30,000 and recorded the remaining $10,000 as other income in profit and loss as the balance was forgiven during the three-month and nine-month period ended December 31, 2023.

During the three-month period ended December 31, 2024, the Company wrote-off $Nil (three-month period ended December 31, 2023 - $Nil) in accrued liabilities and settled $181,424 accounts payable for $125,000, resulting in a gain on forgiveness of debt of $56,424 (three-month period ended December 31, 2023 - $Nil). During the nine-month period ended December 31, 2024, the Company wrote-off $50,200 (nine-month period ended December 31, 2023 - $Nil) in accrued liabilities and settled $181,424 accounts payable for $125,000, resulting in a gain on forgiveness of debt of $106,624 (nine-month period ended December 31, 2023 - $Nil).

6.	TERM LOANS PAYABLE

	December 31, 2024	March 31, 2024
Loan payable on demand, unsecured with 10% interest per annum, no fixed term	$5,000	$5,000
Loan payable on October 4, 2025, secured, with 9%-11.35% interest per annum	539,552	1,133,520

Total payable	$544,552	$1,138,520
Short-term portion	544,552	1,138,520
Long-term portion	$-	$-

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (collectively, the “Loan”), included in short-term loans payable, with Jason Barnard, CEO, and Christina Barnard, COO, of the Company. The terms of the Loan have been amended several times, as detailed below:

Initial Terms ( May 10, 2022): Interest rate of 8.35% per annum, payable monthly, with a maturity date of May 10, 2023.

Amendment 1 ( May 1, 2023): The interest rate was increased to 11.35% per annum. The maturity date was extended to May 10, 2024.

Amendment 2 ( April 26, 2024): The maturity date was extended to May 10, 2025.

Amendment 3 ( October 4, 2024): The Loan was revised to exclude the newly optioned Denison properties as collateral, and the interest rate was reduced to 9% per annum, effective through to October 4, 2025.

Page 14 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

6.	TERM LOANS PAYABLE (Continued)

The Company incurred $19,476 (three-month period ended December 31, 2023 - $32,771) and paid $13,444 (three-month period ended December 31, 2023 - $22,117) in interest on the Loan during the three-month period ended December 31, 2024. The Company incurred $84,662 (nine-month period ended December 31, 2023 - $98,066) in interest and paid an aggregate of $600,000 (nine-month period ended December 31, 2023 - $Nil) in principal and $78,630 (nine-month period ended December 31, 2023 - $104,579) in interest on the Loan during the nine-month period ended December 31, 2024.

7.	CAPITAL STOCK AND RESERVES

Authorized capital stock

Unlimited number of common shares without par value.

Issued capital stock

All issued shares are fully paid.

During the nine-month period ended December 31, 2024, the Company:

a)

closed a non-brokered private placement issuing 247,471 flow-through units consisting of one flow-through common share and one non-flow-through common share purchase warrant at $5.88 per unit for gross proceeds of $1,455,129 (of which $105,000 was received in March 2024 as subscriptions received in advance), of which $480,000 was allocated to the warrant component of the unit and recorded in share-based payment reserves. Each warrant is exercisable by the holder to purchase an additional common share at a price of $4.00 until April 29, 2026. A value of $57,012 was attributed to the flow-through premium liability in connection with the financing. If at any time, the volume-weighted average trading price of the common shares on the CSE trades on or above $6.00 for 14 consecutive trading days, the Company may elect to accelerate the expiry date of the warrants by giving notice to the holders, by way of a news release, that the warrants will expire 30 calendar days following the date of such notice. The Company paid a cash finder’s fees of $175 and granted 51 finder’s warrants (valued at $100), entitling the holder to purchase one common share at a price of $3.40 per share until April 29, 2026. All securities issued will be subject to a hold period of four months and one day from the date of issuance. The Company also incurred legal and filing fees of $22,869 related to the private placement. The Company is committed to incur a total of $1,455,129 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at December 31, 2024, the Company has incurred $108,463 in qualifying CEE.

b)	issued 28,818 common shares at a value of $100,000 as part of the annual payment due under the Peg North Property option agreement (see Note 4).

c)	issued 12,106 common shares at a value of $50,000 as a part of the acquisition payments for the Jean Lake option agreement (see Note 4).

d)	issued 1,795,492 common shares at a value of $6,716,449 pursuant to the acquisition of Athabasca Property (see Note 4).

e)

closed a non-brokered private placement issuing 1,473,000 units consisting of one common share and one common share purchase warrant at $3.00 per unit for gross proceeds of $4,419,000, of which $368,250 was allocated to the warrant component of the unit and recorded in share-based payment reserves. Each warrant is exercisable by the holder to purchase an additional common share at a price of $4.00 until November 14, 2026.

Page 15 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

The Company also issued 1,022,500 flow-through units consisting of one flow-through common share and one flow-through common share purchase warrant for $3.50 per unit for gross proceeds of $3,578,750, of which $255,625 was allocated to the warrant component of the unit and recorded in share-based payment reserves. Each warrant is exercisable by the holder to purchase an additional common share at a price of $4.00 until November 14, 2026. A value of $511,250 was attributed to the flow-through premium liability in connection with the financing. The Company is committed to incur a total of $3,578,750 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at December 31, 2024, the Company has incurred $Nil in qualifying CEE.

The Company also issued 550,000 charitable flow-through units consisting of one charitable flow-through common share and one non-flow-through common share purchase warrant for $4.55 per unit for gross proceeds of $2,502,500, of which $137,500 was allocated to the warrant component of the unit and recorded in share-based payment reserves. Each warrant is exercisable by the holder to purchase an additional common share at a price of $4.00 until November 14, 2026. A value of $852,500 was attributed to the charitable flow-through premium liability in connection with the financing. The Company is committed to incur a total of $2,502,500 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at December 31, 2024, the Company has incurred $Nil in qualifying CEE.

In connection with these financings, the Company paid a cash finder’s fees of $570,015 and granted 162,730 non-transferable finder’s warrants (valued at $201,400). Each finder’s warrant is exercisable for one common share of the Company at a price of $3.00 per common share until November 14, 2026. The Company also paid other share issuance costs of $82,673.

Stock Incentive Plan:

The Board of Directors adopted the Company’s 2023 Stock Incentive Plan under which allows the Company to grant equity-based incentive awards (each, an “Award”) in the form of stock options (“Options”), restricted stock units (“RSUs”), preferred stock units (“PSUs”) and deferred stock units (“DSUs”) to executive, officers, directors, employees, and consultants. The Stock Incentive Plan was ratified by shareholders at the Annual General and Special Meeting (“AGSM”) on December 20, 2024, and is a fixed number share plan providing an aggregate maximum number of common shares that may be issued upon the exercise or settlement of Awards granted under the plan, not to exceed 1,500,000 common shares, subject to the adjustment provisions provided within the plan.

Stock options:

The Company’s Stock Option plan allows for the Board to grant stock options to Executives Officers, Directors, employees and consultants up to 10% of the issued and outstanding common stock of the Company.

During the nine-month period ended December 31, 2024, the Company:

a)

granted stock options for 36,000 shares to a consultant of the Company. The options are exercisable at $3.91 (USD $2.84) per share until July 23, 2029 with an estimated fair value of $112,200 and vested immediately.

b)	had 72,500 stock options that were cancelled and/or forfeited, resulting in an allocation of share-based reserves of $344,467 to deficit.

Page 16 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Stock options (Continued):

c)	granted stock options for 83,194 shares to director and officers of the Company. The options are exercisable at $2.76 per share until April 1, 2029 with an estimated fair value of $167,600.

●	51,323 stock options vested immediately.
●	31,871 stock options vest equally over a three-year period.
●	During the three-month and nine-month period ended December 31, 2024, the Company recorded share-based compensation of $113,676 for the vested portion of the stock options.

d)

granted stock options for 55,000 shares to consultants of the Company. The options are exercisable at $2.76 per share until November 15, 2027 with an estimated fair value of $91,100 and vest immediately.

e)

granted stock options for 36,815 shares to a director, an officer and consultants of the Company. The options are exercisable at $2.76 per share until November 15, 2029 with an estimated fair value of $77,400 and vested immediately.

During the three-month and nine-month periods ended December 31, 2024, the Company recorded $282,176 (three-month period ended December 31, 2023 - $128,900) and $394,376 (nine-month period ended December 31, 2023 - $808,100) as share-based compensation for stock options.

Stock option transactions for the nine-month period ended December 31, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance December 31, 2024	Exercisable

March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	(20,000)	42,000	42,000
December 13, 2025	$9.50	21,000	-	-	-	21,000	21,000
March 26, 2026	$3.30	20,000	-	-	-	20,000	20,000
August 25, 2026	$5.65	17,500	-	-	-	17,500	17,500
September 6, 2026	$6.60	40,000	-	-	(7,500)	32,500	32,500
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 4, 2026	$5.47	20,000	-	-	-	20,000	20,000
November 15, 2027	$2.76	-	55,000	-	-	55,000	55,000
September 6, 2028	$6.60	85,000	-	-	(25,000)	60,000	60,000
February 15, 2029	$3.98	20,000	-	-	(20,000)	-	-
July 23, 2029	$3.91	-	36,000	-	-	36,000	36,000
April 1, 2029	$2.76	-	83,194	-	-	83,194	51,323
November 15, 2029	$2.76	-	36,815	-	-	36,815	36,815

Total		333,500	211,009	-	(72,500)	472,009	440,138

Weighted average exercise price		$7.38	$2.94	$-	$6.54	$5.53	$5.53

Weighted average remaining life (years)		2.61				2.81

Page 17 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Stock options (Continued):

Stock option transactions for the year ended March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024	Exercisable

March 1, 2024	$16.50	15,000	-	-	(15,000)	-	-
November 14, 2024	$3.65	-	36,000	(36,000)	-	-	-
March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	-	62,000	62,000
December 13, 2025	$9.50	31,000	-	-	(10,000)	21,000	21,000
January 15, 2026	$7.25	35,300	-	-	(35,300)	-	-
March 26, 2026	$3.30	-	20,000	-	-	20,000	20,000
August 25, 2026	$5.65	-	17,500	-	-	17,500	17,500
September 6, 2026	$6.60	-	40,000	-	-	40,000	40,000
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 4, 2026	$5.47	-	20,000	-	-	20,000	20,000
February 16, 2027	$17.50	20,000	-	-	(20,000)	-	-
September 6, 2028	$6.60	-	85,000	-	-	85,000	85,000
February 15, 2029	$3.98	-	20,000	-	-	20,000	20,000
	$-	-	-	-	-	-	-

Total		211,300	238,500	(36,000)	(80,300)	333,500	333,500

Weighted average exercise price		$10.81	$5.87	$4.70	$9.95	$7.38	$7.38

Weighted average remaining life (years)		2.57				2.61

The average market price of the 36,000 options exercised was $4.95 per share.

The fair value of stock options granted was calculated using the Black-Scholes option pricing model with the following weighted average assumptions.

	For the nine months ended December 31, 2024	For the year ended March 31, 2024

Fair value per option	$2.13	$5.42
Exercise price	$2.96	$5.49
Expected life (years)	4.23	3.50
Interest rate	3.14%	4.17%
Annualized volatility (based on historical volatility)	103%	108%
Dividend yield	0.00%	0.00%

Page 18 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Performance Stock Options:

During the three-month and nine-month period ended December 31, 2024, the Company recorded $Nil (three-month period ended December 31, 2023 - $15,787) and $Nil (nine-month period ended December 31, 2023 - $47,361) as share-based compensation for performance stock options.

During the year ended March 31, 2024, 15,000 performance stock options expired. No performance stock option transactions were incurred during the three-month and nine-month period ended December 31, 2024.

As at December 31, 2024, no performance stock option was outstanding.

Restricted Share Units:

The terms and conditions of vesting of each granted are determined by the Board at the time of the grant in accordance with the Company’s Stock Incentive Plan. The Company use the fair value method to recognize the obligation and compensation expense associated with the restricted share units (“RSUs”). The fair value of RSUs issued is determined on the grant date based on the market price of the common shares on the grant date multiplied by the number of RSUs granted. The fair value is expensed over the vesting term. Upon redemption of the RSU, the carrying amount is recorded as an increase in common share capital and a reduction in the liability.

During the nine-month period ended December 31, 2024, the Company granted 222,491 RSUs to certain directors, officers and consultants of the Company. The total estimated fair value of the RSUs granted was $605,176 based on the market value of the Company’s shares at the grant date. The fair value of each RSUs is recorded as share-based payments over the vesting period. These RSUs will vest as follows:

●	79,317 RSUs vested immediately.
●	48,138 RSUs - 40,276 vest on April 1, 2025 and 7,862 vested immediately upon the resignation of a director.
●	89,674 RSUs vest equally over a three-year period starting on April 1, 2025.
●	5,362 RSUs vest on November 15, 2025.

During the three-month and nine-month period ended December 31, 2024, the Company recorded $312,060 (three-month and nine-month period ended December 31, 2023 - $Nil) in share-based payments relating to the portion of the RSUs vesting through the period.

Restricted share unit transactions for the nine-month period ended December 31, 2024, are summarized as follows:

Grant Date	Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance December 31, 2024	Exercisable

November 15, 2024	-	222,491	-	-	222,491	87,179

Page 19 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Warrants:

A continuity of the warrants for the nine-month period ended December 31, 2024, are summarized as follows:

Expiry Date	Exercise Price		Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance December 31, 2024

August 24, 2028	$	USD 6.25	800,000	-	-	-	800,000
March 13, 2026		$4.00	341,592	-	-	-	341,592
April 29, 2026		$4.00	-	247,471	-	-	247,471
November 14, 2026		$4.00	-	640,500	-	-	640,500
November 14, 2026		$4.00	-	832,500	-	-	832,500
November 14, 2026		$4.00	-	1,022,500	-	-	1,022,500
November 14, 2026		$4.00	-	550,000	-	-	550,000

Total			1,141,592	3,292,971	-	-	4,434,563

Weighted average exercise price			$5.58	$4.00	$-	$-	$4.41

Weighted average remaining life (years)			3.67				2.29

A continuity of the warrants granted for the year ended March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price		Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024

December 2, 2023		$6.50	24,000	-	-	(24,000)	-
August 24, 2028	$	USD 6.25	-	800,000	-	-	800,000
March 13, 2026		$4.00	-	341,592	-	-	341,592

Total			24,000	1,141,592	-	(24,000)	1,141,592

Weighted average exercise price			$6.50	$5.58	$-	$6.50	$5.58

Weighted average remaining life (years)			0.67				3.67

The fair value of warrants was allocated to reserves and calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the nine months ended December 31, 2024	For the year ended March 31, 2024

Fair value per warrant	$1.94	$3.77
Exercise price	$4.00	$4.00
Expected life (years)	2.00	2.00
Interest rate	4.30%	3.50%
Annualized volatility (based on historical volatility)	100%	111%
Dividend yield	0.00%	0.00%

Page 20 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Warrants (continued):

The Company records warrants with an exercise price that is in a currency that is different from the functional currency as a derivative liability. Any gains or losses are recorded in the consolidated statements of comprehensive loss as they relate to the issue of warrants recorded on the Company’s statement of financial position as a derivative liability measured at fair value through profit or loss. The fair value of the 800,000 transferrable warrants ($823,597) issued on August 24, 2023, are valued based on the price as quoted on the NASDAQ. The warrant derivative liability was calculated using following assumptions:

	As at December 31, 2024	As at March 31, 2024	As at August 24, 2023

Number of warrants outstanding	800,000	800,000	800,000
Warrant price at valuation date	$0.28 USD	$0.61 USD	$0.76 USD
Exchange rate	1.43835	1.35397	1.35460
Fair value of warrants outstanding (derivative liability)	$325,068	$656,946	$823,597

Agent warrants:

A continuity of the agent warrants granted for the nine-month period ended December 31, 2024 is as follows:

Expiry Date	Exercise Price		Balance March 31, 2024	Granted	Exercised	Expired		Balance December 31, 2024

July 19, 2024		$10.00	5,765	-	-	(5,765	)*	-
March 13, 2026		$3.40	3,274	-	-	-		3,274
April 29, 2026		$3.40	-	51	-	-		51
November 14, 2026		$3.00	-	162,730	-	-		162,730
August 21, 2028	$	USD 6.25	40,000	-	-	-		40,000

Total			49,039	162,781	-	-		206,055

Weighted average exercise price			$6.50	$3.00	$-	$-		$3,64

Weighted average remaining life (years)			2.94					2.20

* 5,765 agent warrants expired, resulting in an allocation of share-based reserves of $22,000 to deficit.

A continuity of the agent warrants granted for the year ended March 31, 2024 is as follows:

Expiry Date	Exercise Price		Balance March 31, 2023	Granted		Exercised	Cancelled / Expired	Balance March 31, 2024

August 19, 2024		$10.00	5,765		-	-	-	5,765
March 13, 2026		$3.40	-		3,274	-	-	3,274
August 21, 2028	$	USD 6.25	-		40,000	-	-	40,000

Total			5,765		43,274	-	-	49,039

Weighted average exercise price			$10.00	$ $	USD 6.25 CAD 3.40	$-	$-	$6.50

Weighted average remaining life (years)								2.94

Page 21 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Agent warrants (continued):

The fair value of agent warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the nine months ended December 31, 2024	For the year ended March 31, 2024

Fair value per agent warrants	$1.24	$7.95
Exercise price	$3.00	$8.09
Expected life (years)	2.00	4.78
Interest rate	3.18%	4.09%
Annualized volatility	85.95%	113%
Dividend yield	0.00%	0.00%

8.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration that was paid or accrued to the directors and other members of key management personnel during the three-month and nine-month period ended December 31, 2024 and 2023 was as follows:

	Management fees	Consulting fees	Share-based payments	Total

Three-month Period ended December 31, 2024
Current and former directors, officers and companies controlled by them	$260,346	$-	$444,165	$704,511

Three-month Period ended December 31, 2023
Current and former directors, officers and companies controlled by them	$205,231	$54,923	$75,500	$335,654

	Management fees	Consulting fees	Share-based payments	Total

Nine-month Period ended December 31, 2024
Current and former directors, officers and companies controlled by them	$594,846	$-	$444,165	$1,039,011

Nine-month Period ended December 31, 2023
Current and former directors, officers and companies controlled by them	$434,131	$116,123	$651,125	$1,201,379

Page 22 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

8.	RELATED PARTY TRANSACTIONS (Continued)

Additionally, please refer to Note 6 on the short-term related party Loan payable.

During the nine-month period ended December 31, 2024, the Company issued 1,369,810 common shares to Denison pursuant to the option agreement. Please refer to Notes 4 and 7. No other fee was paid or accrued to Denison during the nine-month period ended December 31, 2024.

The amounts due to related parties included in accounts payable and accrued liabilities are unsecured, non-interest bearing, and have no specific terms of repayment, and are as follows:

	December 31, 2024	March 31, 2024

Current and former directors, officers and companies controlled by them	$124,722	$86,980

9.	SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the acquisition and exploration of exploration and evaluation assets. Geographic information is as follows:

	December 31, 2024	March 31, 2024

Exploration and evaluation assets:
Canada	$20,928,459	$13,336,387
United States	1,886,155	1,758,026

	$22,814,614	$15,094,413

10.	FINANCIAL RISK MANAGEMENT

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern. In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e., capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue common shares through private placements. The Company is not exposed to any externally imposed capital requirements. The Company’s overall strategy remains unchanged from the year ended March 31, 2024.

Page 23 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

10.	FINANCIAL RISK MANAGEMENT (Continued)

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

The fair value of the Company’s derivative liability was calculated using Level 1 inputs.

The carrying value of cash, receivables, accounts payable and accrued liabilities, and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consists primarily of cash. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2024, the Company had a cash balance of $6,375,960 ( March 31, 2024 - $998,262) to settle current liabilities of $3,172,441 ( March 31, 2024 - $2,732,374). All of the Company’s financial liabilities, except only certain loans payable, have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

Page 24 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

10.	FINANCIAL RISK MANAGEMENT (Continued)

Financial risk factors (Continued)

Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. The Company does not have material net assets held in a foreign currency.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company. The Company does not currently generate revenue so has limited exposure to price risk.

11.	SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

During the nine-month period ended December 31, 2024, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $377,925 related to exploration and evaluation assets;
b)	issued 1,836,416 common shares with a fair value of $6,866,449 for the acquisition of exploration and evaluation assets; and
c)	issued 162,781 agent warrants valued at $201,500 relating to private placements.

During the nine-month period ended December 31, 2023, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $341,831 related to exploration and evaluation assets;
b)	issued 29,900 common shares with a fair value of $235,600 for the acquisition of exploration and evaluation assets;
c)	issued 40,000 underwriter/agent warrants valued at $270,400 for the public offering in the United States; and
d)	issued 30,900 common shares at a value of $187,872 to non-related consulting firm for services.

During the year ended March 31, 2024, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $670,068 related to exploration and evaluation assets;
b)	issued 29,900 common shares with a fair value of $235,600 for the acquisition of exploration and evaluation assets;
c)	issued 40,000 underwriter/agent warrants valued at $270,400 for the public offering in the United States; and
d)	issued 30,900 common shares at a value of $187,872 to non-related consulting firm for services.

Page 25 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

12.	COMMITMENTS

Flow-through expenditures

The Company issued flow-through shares and any resulting flow-through share premium was recorded as a flow-through premium liability. The liability is subsequently reduced when the required exploration expenditures are made, and accordingly, a recovery of flow-through premium liability is then recorded in profit or loss.

During the year ended March 31, 2024, the Company raised $1,109,268 through the issuance of flow-through private placement and is committed to spend this amount on qualifying Canadian exploration expenditures by December 31, 2025. As of December 31, 2024, the Company has fulfilled $1,109,268 of the required flow-through spending obligation.

During the nine months ended December 31, 2024, the Company raised $7,536,379 through the issuance of flow-through and charitable flow-through private placements and is committed to spend this amount on qualifying Canadian exploration expenditures by December 31, 2025. As of December 31, 2024, the Company has fulfilled $108,463 of the required flow-through spending obligation and as such the commitment has been reduced to $7,427,916. See Note 7.

The flow-through premium liability is comprised of:

	December 31, 2024	March 31, 2024

Balance, opening	$11,666	$-
Addition	1,420,762	20,143
Recovery of flow-through premium liability	(15,916)	(8,477)

Balance, closing	$1,416,512	$11,666

During the three months and nine months ended December 31, 2024, the Company has recognized a recovery of flow-through premium liability of $764 and $$15,916 in profit or loss, respectively.

13.	SPIN-OUT TRANSACTION

On July 29, 2024, the Company entered into an Arrangement Agreement, which was amended and restated on November 4, 2024, to spin out 100% of the shares of Sierra, into Rio Grande, by way of a plan of arrangement (the “Arrangement”). On January 31, 2025, Foremost and Rio Grande completed the spin-out transaction.

As a condition to the completion of the Arrangement, Rio Grande issued:

i)

A $677,450 promissory note (the “Rio Grande Promissory Note”) to a related party, namely Jason Barnard and Christina Barnard, due for payment on or before November 5, 2027. The Rio Grande Promissory Note bears interest of 8.95% per annum, starting four (4) months from the effective date of the Arrangement (the “Effective Date”). The full amount of the Rio Grande Promissory Note must be settled by Rio Grande using funds from its first and, as necessary, subsequent financing(s) following completion of the Arrangement. The Rio Grande Promissory Note is secured by a general security agreement.

Page 26 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

13.	SPIN-OUT TRANSACTION (Continued)

ii)

A $520,000 promissory note (the “Foremost Promissory Note”) to a related party, namely Foremost, due for repayment on or before November 5, 2027. The Foremost Promissory Note bears interest of 8.95% per annum, starting four (4) months from the Effective Date. The Foremost Promissory Note is unsecured.

Pursuant to the terms of the Arrangement, Foremost will (i) transfer to Rio Grande the right to collect receivables in respect of all amounts outstanding from Sierra to Foremost as at the Effective Date and (ii) will assign and transfer to Rio Grande all of the issued and outstanding Sierra Shares in consideration for Rio Grande issuing to Foremost such number of Rio Grande Shares as is equal to the quotient obtained by dividing by 0.8005 the product obtained by multiplying the number of Foremost Shares issued and outstanding immediately prior to the effective time on the Effective Date (the (“Effective Time”) by two (2).

Notwithstanding Foremost’s equity incentive plan (the “Foremost Incentive Plan”), each stock option of Foremost (the “Foremost Options”) entitling the holder thereof to acquire one (1) Foremost Share outstanding immediately prior to the Effective Date shall be simultaneously surrendered and transferred by the holder thereof to Foremost (free and clear of any encumbrances) in the following portions and such portions shall be exchanged for, as the sole consideration therefor the following consideration:

i)

0.9136 of each Foremost Option held immediately prior to the Effective Time shall be transferred and exchanged for one (1) Foremost Replacement Option to acquire one (1) Foremost Share issued in connection with the Arrangement (the “New Foremost Shares”) having an exercise price (rounded up to the nearest cent) equal to the product of the exercise price of the Foremost Option so exchanged immediately before the exchange of such Foremost Option multiplied by the fair market value of a Foremost Share determined immediately prior to this divided by the total fair market value of a new Foremost Share and the fair market value of two (2) Rio Grande Shares determined immediately prior to the Effective Time; and

ii)

0.0864 of each Foremost Option held immediately prior to the Effective Time shall be transferred and exchanged for two (2) stock options of Rio Grande (each a “Rio Grande Option”), with each whole Rio Grande Option entitling the holder thereof to acquire one (1) Rio Grande Share having an exercise price (rounded up to the nearest cent) equal to the product of the exercise price of the Foremost Option so exchanged immediately before the exchange of such Foremost Option multiplied by the fair market value of a Rio Grande Share determined immediately prior to this divided by the total of the fair market value of a new Foremost Share and the fair market value of two (2) Rio Grande Shares at the Effective Time.

Notwithstanding the Foremost Incentive Plan, each restricted share unit of Foremost RSU (each a “Foremost RSU”) to acquire one (1) Foremost Share outstanding immediately prior to the Effective Date shall be, and shall be deemed to be, simultaneously surrendered and transferred by the Foremost RSU holder thereof to Foremost (free and clear of any encumbrances) in the following portions and such portions shall be exchanged for, as the sole consideration therefor the following consideration:

i)

0.9136 of each Foremost RSU held by a Foremost RSU holder immediately prior to the Effective Time shall be transferred and exchanged for one (1) Foremost Replacement RSU to acquire such number of new Foremost Shares and on such vesting and other conditions as set forth in the applicable award agreement in respect of such Foremost RSU; and

ii)

0.0864 of each Foremost RSU held by a Foremost RSU holder immediately prior to the Effective Time shall be transferred and exchanged for two (2) restricted share units of Rio Grande to acquire such number of Rio Grande Shares and on such vesting and other conditions as set forth in the applicable award agreement in respect of such Foremost RSU. Concurrently with the exchange of the Foremost Options and Foremost RSU’s, each share purchase warrant of Foremost (each a “Foremost Warrant”) shall be amended to entitle the holder thereof to receive, upon due exercise thereof, for the exercise price immediately prior to the Effective Time:

Page 27 | 28

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

December 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

13.	SPIN-OUT TRANSACTION (Continued)

i)	one (1) New Foremost Share for each Foremost Share that was issuable upon due exercise of the Foremost Warrant immediately prior to the Effective Time; and

ii)	two (2) Rio Grande Shares for each Foremost Share that was issuable upon due exercise of the Foremost Warrant immediately prior to the Effective Time,

Additionally, Foremost and Rio Grande have acknowledged and agreed that:

i)	Rio Grande shall forthwith upon receipt of written notice from Foremost from time to time issue, as directed by Foremost, that number of Rio Grande Shares as may be required to satisfy the foregoing;

ii)

Foremost shall, as agent for Rio Grande, collect and pay to Rio Grande an amount for each two (2) Rio Grande Shares so issued that is equal to the exercise price under the Foremost Warrant multiplied by the fair market value of two (2) Rio Grande Shares at the Effective Time divided by the total fair market value of a Foremost Share and two (2) Rio Grande Shares at the Effective Time; and

iii)

the terms and conditions applicable to the Foremost Warrants, immediately after the Effective Time, will otherwise remain unchanged from the terms and conditions of the Foremost Warrants as they exist immediately before the Effective Time.

Page 28 | 28

Exhibit 99.2

Foremost Clean Energy Ltd.

(Formerly Foremost Lithium Resource & Technology Ltd.)

Management’s Discussion and Analysis

For the nine-month period ended December 31, 2024

NASDAQ: FMST	CSE: FAT

Page 1 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

MANAGEMENT DISCUSSION AND ANALYSIS

This MD&A is dated as of February 12, 2025.

This management’s discussion and analysis of financial position and results of operations (“MD&A”) is prepared as of February 12, 2025, and should be read in conjunction with the unaudited interim condensed consolidated financial statements of Foremost Clean Energy Ltd. (formerly Foremost Lithium Resource & Technology Ltd.) (“Foremost” or the “Company”) for the period ended December 31, 2024, with the related notes thereto. The condensed interim consolidated financial statements have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). As permitted by the rules of the U.S. Securities and Exchange Commission for foreign private issuers, we do not reconcile our financial statements to United States generally accepted accounting principles.

All dollar amounts included therein and in the following MD&A are expressed in Canadian dollars except where noted.

Further information regarding the Company and its operations are filed electronically on the System for Electronic Document Analysis and Retrieval (SEDAR+) in Canada, which can be obtained from www.sedarplus.ca and on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) in the United States, which can be obtained from www.sec.gov.

On August 22, 2023, the Company began trading on NASDAQ under the symbols FMST and FMSTW.

FORWARD-LOOKING STATEMENTS

Except for statements of historical facts relating to the Company, this MD&A contains "forward-looking statements" within the meaning of applicable securities legislation. These forward-looking statements are made as of the date of this MD&A and the Company does not intend and does not assume any obligation to update these forward-looking statements, except as required by applicable securities laws.

Forward-looking statements may include, but are not limited to, statements with respect to the future price of metals, the estimation of mineral resources, the realization of mineral resource estimates, the timing and amount of future exploration programs, capital expenditures, success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the completion of transactions and future listings and regulatory approvals. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information in this MD&A includes, among other things, disclosure regarding: the Company’s mineral properties as well as its outlook, statements with respect to the success of exploration activities, permitting timelines, costs and expenditure requirements for additional capital and regulatory approvals, as well as the information under the headings "Overall Performance”, “Liquidity” and “Capital Resources”.

In making the forward looking statements in this MD&A, the Company has applied certain factors and assumptions that it believes are reasonable, including: that there is no material deterioration in general business and economic conditions; that the timing, costs and results of the Company’s proposed exploration programs are consistent with the Company’s current expectations; that the Company receives regulatory and governmental approvals and permits for its properties on a timely basis; that the Company is able to obtain financing for its properties on reasonable terms and on a timely basis; that the Company is able to procure equipment and supplies in sufficient quantities and on a timely basis; that engineering and exploration timetables and capital costs for the Company’s exploration plans are not incorrectly estimated or affected by unforeseen circumstances or adverse weather conditions; and that any environmental and other proceedings or disputes are satisfactorily resolved.

However, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors may include, among others: actual results of current and proposed exploration activities; actual results of reclamation activities; future metal prices; accidents, labor disputes, adverse weather conditions, unanticipated geological formations; other risks of the mining industry; delays in obtaining governmental or regulatory approvals or financing or in the completion of exploration activities; and as well as those factors discussed in the section entitled "Risks and Uncertainties" in this MD&A. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

Page 2 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company does not undertake to update any forward-looking statements, except in accordance with applicable securities laws.

The technical information in this MD&A has been reviewed by Matthew Carter, P.Geo (Dahrouge Geological Consulting Ltd.) Lindsay Bottomer, P. Geo, Mark Fedikow, PhD P. Geo, and Michael Feinstein, PhD, CPG, who are Qualified Persons as defined by Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43- 101”).

DESCRIPTION OF BUSINESS

Foremost Clean Energy is an is an emerging North American uranium and lithium exploration company with an option to earn up to a 70% interest in 10 prospective uranium properties (with the exception of the Hatchet Lake, where Foremost is able to earn up to 51%) spanning over 330,000 acres in the prolific, uranium-rich Athabasca Basin region of northern Saskatchewan. As the demand for carbon-free energy continues to accelerate, domestically mined uranium and lithium are poised for dynamic growth, playing an important role in the clean energy mix of the future. Foremost’s uranium projects are at different stages of exploration, from grassroots to those with significant historical exploration and drill-ready targets. The Company’s mission is to make significant discoveries, through systematic and disciplined exploration programs.

Foremost also has a portfolio of lithium projects at varying stages of development, which are located across 55,000+ acres in Manitoba and Quebec.

SUBSIDIARY

The Company’s wholly owned subsidiaries are listed in the following table:

	Country of Incorporation	Principal Activity

Sierra Gold & Silver Ltd. (“Sierra”)	USA	Holding Company
Rio Grande Resources Ltd. (“Rio Grande”)	Canada	Holding Company

Sierra holds the Company’s Winston property located in New Mexico, U.S.

Rio Grande was newly incorporated on July 19, 2024 for the purpose of the spin-out transaction described below.

GOING CONCERN

The condensed interim consolidated financial statements were prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at December 31, 2024, the Company has had significant losses. In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These circumstances cast substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations. Any such adjustments may be material.

The Company’s business financial condition and results of operations may be further negatively affected by economic and other consequences from Russia’s military action against Ukraine and the sanctions imposed in response to that action in late February 2022. While the Company expects any direct impacts, of the wars in Palestine and Ukraine, to the business to be limited, the indirect impacts on the economy and on the mining industry and other industries in general could negatively affect the business and may make it more difficult for it to raise equity or debt financing. There can be no assurance that the Company will not be impacted by adverse consequences that may be brought about on its business, results of operations, financial position and cash flows in the future.

Page 3 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

	December 31, 2024	March 31, 2024

Working capital (deficit)	$3,596,223	$(1,247,161)
Deficit	$(25,508,596)	$(21,481,123)

MINERAL PROPERTIES

Athabasca Property

On October 7, 2024, the Company entered into an option agreement with Denison Mines Corp. (“Denison”), to acquire up to a 70% interest in The Athabasca Property is comprised of 10 uranium exploration properties covering over 330,000 acres in the Athabasca Basin in Northern Saskatchewan.

Ownership Details

The Athabasca Property is comprised of 45 claims known as the Blackwing, Murphy Lake South (crab claw), GR, CLK, Torwalt Lake, Turkey Lake, Epp Lake, Marten, Wolverine, and Hatchet Lake properties in the Athabasca Basin of Saskatchewan, covering 134,509 hectares. Denison currently has 100% ownership in all of the properties except for Hatchet Lake, which is subject to a joint venture agreement with Eros Resources Corp., with Denison currently holding a 70.15% ownership interest.

Under the terms of the option, the Company may acquire up to 70% of Denison's interest in the exploration properties. In the case of Hatchet Lake, Foremost may earn up to a 51% interest in the Hatchet Lake joint venture, representing slightly over 70% of Denison's current ownership interest.

The Option Agreement contains three (3) phases, as summarized below:

Phase 1

During the period ended December 31, 2024, the Company earned a 20% interest in the Exploration Properties (14.03% for Hatchet Lake), by completing the following:

●	Issued 1,369,810 common shares (issued and valued at $5,205,278) to Denison;
●	Appointed a Technical Advisor to Foremost at Denison's election; and
●

Entered into an Investors Rights Agreement providing for, among other things: the appointment by Denison of up to two (2) individuals to the board of directors of Foremost; and a pre-emptive equity participation right for Denison to maintain a 19.95% equity interest in Foremost.

The Company also issued 425,682 common shares to arm’s length parties for finders and advisory fees valued at $1,511,171.

Phase 2

To earn an additional 31% interest in the Exploration Properties (21.75% for Hatchet Lake), on or before October 7, 2027, Foremost must:

●	Pay Denison $2,000,000 in cash or common shares or a combination thereof, at the discretion of Foremost; and
●	Incur $8,000,000 in exploration expenditures on the Exploration Properties.

If the conditions of Phase 2 are not satisfied, Foremost shall forfeit the entirety of its interests in and rights to the Exploration Properties.

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Phase 3

To earn an additional 19% interest in the Exploration Properties (15.22% for Hatchet Lake), on or before October 7, 2030, following the successful completion of Phase 2, Foremost must:

●	Pay Denison a further $2,500,000 in cash or common shares or a combination thereof, at the discretion of Foremost; and
●	Incur a further $12,000,000 in exploration expenditures on the Exploration Properties.

If the conditions of Phase 3 are not satisfied, Foremost shall forfeit a portion of its interests in and rights to the Exploration Properties such that Denison's interests in each of the Exploration Properties will be increased to 51% and operatorship shall revert to Denison.

Upon completion of Phase 3 of the Option Agreement, the parties will enter into a joint venture agreement in respect of each of the Exploration Properties.

Exploration update

The Hatchet Lake Uranium Property

On October 22, 2024, the Company announced positive preliminary results from an 889 metre, four-hole diamond drill was recently completed at the Hatchet Lake Uranium Property, located in the prolific Athabasca Basin region of northern Saskatchewan. Highlights from preliminary results of the Drill Program include:

●	Elevated radioactivity of up to 360 counts per second (“cps”) associated with a post-Athabasca reverse fault observed from drill hole RL-24-29.
●

A shear zone with locally reactivated graphitic-pyritic faults was intersected approximately 80 metres below the unconformity in drill-hole TF-24-12. The projection of these structures to the unconformity represents a compelling target for future follow-up.

Drill core samples from the 2024 drill program at Hatchet have been sent to the SRC Geoanalytical Laboratories in Saskatoon, Saskatchewan for analysis and results are pending.

The Zoro Lithium Property

The Zoro Lithium Property is comprised of 16 claims over 8.377 acres (3,390 hectares) located near the east shore of Wekusko Lake in west-central Manitoba, approximately 20 km east of the mining town of Snow Lake, 249 km southeast of Thompson and 571 km northwest of Winnipeg and consists of the Zoro 1 Agreement and the Green Bay and Strider Agreements.

Ownership Details

Zoro I Agreement

The Zoro 1 claim totals approximately 52 hectares in size and was purchased for the price of 140,000 common shares of the Company, $50,000 in cash and a non-interest-bearing promissory note for $100,000 (paid). In addition, the Company paid a finder’s fee of 20,000 common shares to an arm’s length third party in connection with the acquisition of the Zoro 1 claim. The Company has earned 100% undivided interest in the claim. Further details of the Company’s acquisition of the Zoro 1 claim are included in the Company’s financial statements and annual filings.

Strider and Green Bay Agreement

The Company has earned 100% interest in all lithium-bearing pegmatite dykes on the 15 additional claims in the Strider and Green Bay Agreements by paying $500,000 in cash and by issuing $500,000 in shares (107,150 shares issued). Both property agreements are each subject to a 2% net smelter return royalty (the “NSR”). The Company can acquire an undivided 50% interest in the NSR, being one-half of the NSR or a 1% NSR, from Strider Resources (“Strider”) by making a $1,000,000 cash payment to Strider, together with all accrued but unpaid NSR at the time, prior to the commencement of commercial production on the property. During the option period, the Company is responsible for carrying out and all administering exploration, development, and mining work on the property and for maintaining the property in good standing.

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Exploration at the Zoro Lithium Property

Diamond drilling, prospecting and sampling programs conducted in 2016 through 2019 confirmed the presence of spodumene bearing pegmatites. Metallurgical studies were undertaken on material collected from four 2018 drill holes at Dyke 1. The successful drill testing of Mobile Metal Ions (“MMI”) soil geochemical anomaly in 2017 and the discovery of the high-grade lithium-bearing Dyke 8 has provided the rationale for expanding these surveys to the remainder of the property.

A helicopter-assisted crew of field technicians extended the current MMI survey coverage on the property with the collection of 784 soil samples The Company previously assessed the amount of high-grade lithium in Dyke 1 through a 2017/2018 winter drill program, reaching the dyke’s deeper levels (>150 m). Additionally, the winter drill program was expanded to Dykes 5 and 7, to test historic results and recent assay results from trench and outcrop sampling of both dykes. During the 2017/18 winter drill program, the Company also discovered a previously unknown spodumene bearing pegmatite dyke. The discovery was made during the 2,472-metre, 19-hole drill program, as described in Company’s news releases on January 19 and February 13, 2018. The discovery of this additional dyke was made by drill-testing a MMI soil geochemical anomaly bringing the total of known high-grade lithium mineralized spodumene pegmatite dykes on the Zoro Lithium Project to eight. Further results from the winter drill program included narrow intercepts from shallow drill holes testing Dykes 2, 5 and 7. Of these, Dyke 5, tested by drill hole FAR18-30, intersected 1 m of 1.2% Li2O. Overall the results for each of these dykes were consistent with historic exploration results. The Company announced assay results from the fifth drilling program at Zoro on July 3, 2019, completing a total 3,054 m of drilling in 22 holes. A total of five new pegmatite dyke have been identified to date, bringing the total to 13, and the drilling extended the limits at Dyke 8, which has been intersected by six holes from two of the Company’s drilling campaigns. The Company has posted the results of all drill programs and laboratory testing on its website at www.foremostcleanenergy.com.

Drill Programs

2022 Drill Program Highlights

On April 26, 2022, the Company announced its first drill had been completed since 2018 with a ten-hole 1,509-metre drill program designed to test MMI soil geochemical anomalies. Highlights include a sixteenth spodumene-bearing pegmatite dyke discovery. This pegmatite was intersected by two drill holes, DDH FM22-70 and was drilled at -50 degrees inclination. Two pegmatite intercepts totaling 4.9 m with up to 15% light green spodumene crystal aggregates were obtained. A second hole, DDHFM22-70B, was drilled at a steeper inclination of -65 degrees to undercut the first pegmatite intersection. This hole intersected a five-m intercept of the same spodumene mineralized pegmatite as hole FM22-70. The host rock to these pegmatites is a fine-grained foliated basalt.

In 2022 DDHFM22-71 was drilled at -65 degrees to undercut the 2018 pegmatite and intersected three discrete pegmatites. A 4.5 m spodumene-bearing pegmatite intersected between 70.45 and 75.89 m before being truncated by a fault. This intercept is 37 m below the previous 2018 drill intercepted Dyke 8 spodumene mineralization. A further pegmatite intersected below the fault between 84.4 and 86.65 m, and a third between 148.75 m and 152.65 m. To date, Dyke 8 has drill indicated dimensions of 120 m in length, 5-15 m in width and has been drilled to a depth of 157 m below surface. Assay results from the first pegmatite intersection vary from 0.05%-0.86% Li2O in five core samples over 5.44 m and 0.05% Li2O in each of two core samples over 2.25 m from the second pegmatite intersection (Table 1). A third pegmatite intersected over 3.91 m in DDHFM22-071 assayed 0.09-0.21% Li2O with the highest concentrations for related metals Cs (1440 ppm) and Nb (137.9 ppm); (sample 423028; Table 1). Tantalum analyses from Dyke 8 core samples vary between 30.2 ppm and 88.5 ppm. See a full list of assay results below in Table 1.

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Table 1. Zoro 2022 Drill Results – Summary of NQ core assay results for lithium and related metals from spodumene-bearing pegmatites and pegmatites without visible

	NQ Core Sample	Depth (m)	Width (m)	Li ppm	Li20%	Cs ppm	Nb ppm	Ta ppm
DDHFM22-07	423011	32.44-33.24	0.8	203	0.04	296	137	86.6
	423012	33.24-34.0	0.76	1040	0.22	226	116.2	89.7
	423013	34.0-35.0	1	6220	1.33	260	84.3	58.8
	423014	35.0-35.8	0.8	4000	0.86	253	97.1	47.4
DDHFM22-070B
	423015	43.21-44.0	0.79	200	0.04	395	107.9	65.3
	423016	44.0-45.0	1.0	3030	0.65	225	74.9	28.3
	423017	45.0-46.0	1.0	4890	1.05	319	113.3	35.7
	423018	46.0-47.0	1.0	4460	0.96	301	111.5	35.7
	423019	47.0-48.13	1.13	4030	0.86	476	106.5	61.9
Dyke 8
DDHFM22-071
	423021	70.45-71.30	0.85	563	0.12	328	99.9	63.1
	423022	71.30-72.30	1.0	4030	0.86	384	57.1	30.2
	423023	72.30-73.30	1.0	1770	0.38	562	61.3	46.2
	423024	73.30-74.27	0.97	1170	0.25	362	92.6	52.8
	423025	75.20-75.89	0.69	659	0.14	565	135	55.2
	423026	84.40-85.50	1.10	275	0.05	330	49.6	31.6
	423027*	85.5-86.65	1.15	246	0.05	414	62.8	34.3
	423028*	148.74-149.4	0.65	1000	0.21	1440	137.9	88.5
	423029*	150.76-151.7	0.94	440	0.09	777	67.3	32.8
	423031*	151.7-152.65	0.95	429	0.09	539	90.4	59.3

* Refers to no visible spodumene observed in core sample

2024 Winter Drill Program

On August 16, 2024, positive results from completed 5,826-metre drilling campaign at its Zoro Lithium Property. The drilling program targeted untested mineralization at depth, south-east of Dyke 1, the Company's maiden inferred resource of 1,074,567 tons at a grade of 0.91% Li2O, with a cut-off of 0.3%, as outlined in the Company’s filed Regulation SK-1300 Technical Report Summary (2023) and NI 43-101. Technical report (2018). Assay results included 1.52% Li2O over 5.02 m in drill hole FL24-009, 1.10% Li2O over 9.88 m in drill hole FL24-010, and 0.80% Li2O over 9.05 m in drill hole FL24-020.

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Drill results completed during the Winter 2024 program proximal to Dyke 1 have demonstrated the continuity of lithium mineralization along Dyke, as well as infill areas along strike and at depth. Figure 1 (above) illustrates the drill hole locations, displaying multiple 50-meter step-outs perpendicular to the strike of Dyke 1. Drilling was used to assess lateral continuity as well as to test the presence of mineralization at depth. Confirmation of lithium mineralization extended Dyke 1 from a previous 265-meter strike length to greater than 400 meters. In the west, the body is comprised of multiple near surface lithium-bearing pegmatites that range up to an apparent 17.9 m thickness. See table 2 below for full assay results.

Table 2. Summary for NQ core assay results¬ for lithium and related metals from the 2024 Winter drill campaign at Dyke 1.

Zoro Property Report

	NQ Core Sample	Depth (m)	Width (m)	Li (ppm)	Li2O (%)	Cs (ppm)	Ta (ppm)
FL24-009	FL009-029	199.00 199.96	0.96	10009	2.155	125	21.6
	FL009-030	199.96 -201.00	1.04	6686	1.439	149	28.4
	FL009-033	201.00 202.00	1.00	601	0.129	187	10.1
	FL009-034	202.00 202.92	0.92	4690	1.01	141	22.5
	FL009-035	202.92 203.97	1.05	4815	1.037	106	17.7
	FL009-036	203.97 205.00	1.03	2341	0.504	170	19.4
FL24-009	FL009-061	235.98 237.00	1.02	2520	0.542	123	36.4
	FL009-062	237.00 237.97	0.97	7262	1.563	366	46.4
	FL009-064	237.97 238.99	1.02	11420	2.458	270	35.8
	FL009-065	238.99 240.09	1.10	7493	1.613	303	39
	FL009-066	240.09 241.00	0.91	6567	1.414	247	49.8
FL24-010	FL010-024	176.22 176.85	0.63	5036	1.084	375	70.5
	FL010-026	176.85 177.48	0.63	166	0.036	460	41.7
	FL010-027	177.48 178.11	0.63	2246	0.483	550	34.3
	FL010-028	178.11 178.80	0.69	7664	1.65	419	34.5
	FL010-029	178.80 179.48	0.68	9405	2.025	281	34.6
	FL010-030	179.48 180.73	1.25	287	0.062	133	67.2
	FL010-033	180.73 181.99	1.26	1758	0.378	253	39.9
	FL010-034	181.99 183.05	1.06	6104	1.314	494	71.3
	FL010-035	183.05 184.06	1.01	11270	2.426	305	87.6
	FL010-036	184.06 185.08	1.02	8493	1.828	254	108
	FL010-037	185.08 186.10	1.02	4687	1.009	520	102
FL24-020	FL020-029	232.00 233.00	1.00	4933	1.062	191	70.1
	FL020-030	233.00 234.00	1.00	3397	0.731	283	52.6
	FL020-033	234.00 235.00	1.00	4779	1.029	344	64.1
	FL020-034	235.00 236.03	1.03	2642	0.569	325	70.9
	FL020-035	236.03 237.00	0.97	458	0.099	147	35.5
	FL020-036	237.00 238.00	1.00	5580	1.201	192	37.3
	FL020-037	238.00 239.03	1.03	2400	0.517	285	40.9
	FL020-039	239.03 240.00	0.97	3043	0.655	210	47.8
	FL020-040	240.00 241.05	1.05	6215	1.338	215	34.1

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

NI 43-101 Technical Report

On July 9, 2018, the Company announced that it had received the first ever resource estimate for Dyke 1 on its Zoro Lithium Property. Dyke 1 contains an inferred resource of 1,074,567 tonnes grading 0.91% Li2O, 182 ppm Be, 198 ppm Cs, 51 ppm Ga, 1212 ppm Rb and 43 ppm Ta (at a cut-off of 0.3% Li2O). Dyke 1 is open at depth and to the north and south where additional exploration is ongoing. The estimate has an effective date of July 6, 2018, and was prepared by Scott Zelligan P. Geo., an independent resource geologist of Coldwater, Ontario. Dyke 1 is one of sixteen known spodumene-mineralized pegmatite dykes on the property. The remaining dykes are currently the object of ongoing exploration including drill-testing.

Inferred mineral resources are not mineral reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources as an indicated or measured mineral resource, however, it is reasonably expected that most of the inferred mineral resources could be upgraded to indicated mineral resources with continued exploration. There is no guarantee that any part of the mineral resources discussed herein will be converted into a mineral reserve in the future. Please refer to the Company’s new release dated July 9, 2018, for further details regarding this resource estimate and the methodologies, procedures and assumptions used to estimate same. The Company has filed the NI 43-101 Technical Report on SEDAR+.

Zoro Dyke 1 Positive Metallurgy

On May 26, 2022, the Company announced that it has contracted XPS Expert Process Solutions (a Glencore company) to develop a process to develop and refine spodumene concentrate (SC6 technical specification) into a saleable battery-grade lithium hydroxide product. The objective is to produce a technical specification SC6 spodumene concentrate. SC6 is an inorganic material that can be further refined for use in the manufacturing of batteries, ceramics, glass, grease, and various lithium products.to deliver battery grade lithium hydroxide to supply an integrated EV battery ecosystem to energize the electrification of the transportation sector. The project was undertaken at XPS’s Falconbridge, Canada, facility and SGS Canada Inc.'s Lakefield, Canada, facility. The project included a single stage Dense Media Separation (“DMS”), flotation, pyrometallurgy and hydrometallurgy.

Results of Test Work

The Zoro Dyke 1 metallurgical program investigated the feasibility of lithium beneficiation by dense media and dry magnetic separation with the goal of producing a 6% Li2O concentrate from a Master Composite, at a fairly coarse particle size of -12.7/+0.5 mm. Completed heavy liquid separation (“HLS”), DMS and dry magnetic separation test work confirms that HLS demonstrates excellent potential for the recovery of an on-spec lithium concentrate from the Master Composite by dense media separation. For Phase one of the project, the results of which were released in December of 2022, the HLS and DMS (dense media separation) test work concluded Dyke 1 spodumene mineralization is amenable for production producing a final spodumene concentrate assaying 5.93% Li2O, with a lithium recovery of 66.9% in 26.5% mass after magnetic separation. For Phase two of the project, the results of which was released in March of 2023, the DMS and flotation of DMS Middlings together achieved a global lithium recover of 81.6% at a spodumene concentrate grade of 5.88%, demonstrating that our spodumene concentrate is capable of producing both battery grade lithium products, lithium carbonate (Li2CO3) or lithium hydroxide (LiOH), while returning an extremely favourable OPEX/CAPEX to our Company.

Chain of Custody, Quality Control and Quality Assurance, and Data Verification

Drill core for assay purposes was sawn in half after logging and core mark-up by the Company’s geologist. Samples were collected based on an appropriate sample interval and washed to remove mud from cutting the core with the core saw. The core sample was placed into a clear plastic bag and the sample number written on the bag. An assay tag was inserted into the sample bag, one tag was inserted into the core box marking the sample location and the third tag was retained in storage. All core samples were placed into a white vinyl pail with a sample inventory, labeled and stored in a locked facility until enough samples were available for shipping. At this point the sample pails were taken to the local shipping company and loaded into a sealed transport truck. A bill of lading was signed by the geologist after the number of sample pails were counted and the shipping address confirmed. Receipt of the sample pails was acknowledged by the assay laboratory. Blanks, duplicate samples, and internal standard reference materials were included with each sample batch.

All data used to estimate the above reported mineral resource estimate, including sampling, analytical and test data, has been verified by Scott Zelligan, P.Geo., from the original sources. This includes a site visit to the Zoro Lithium Project, review of previously drilled intervals in person and a comparison of the drill hole database to drill logs and assay certificates.

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Jean Lake Lithium-Gold Property

The Jean Lake property is situated southwest of the Thompson Brother Trend in west-central Manitoba, 15 km east of the town of Snow Lake, Manitoba, Canada, consisting of five mineral claims covering approximately 2,476 acres (1,002 hectares). The Jean Lake property occurs in a geological terrain (the Flin Flon-Snow Lake greenstone belt) historically recognized as significantly endowed with gold and base metals and new developing lithium resources.

Ownership Details

On July 30, 2021, the Company entered into an option agreement with Mount Morgan Resources Ltd. (“Mount Morgan”) to acquire a 100% interest in the Jean Lake lithium-gold project. The option agreement provides that in order for the Company to earn a 100% interest in the project it is required to make the following cash payments and share issuances to Mount Morgan and incur the following project exploration expenditures as follows:

a)	pay $25,000 in cash (paid) and issue common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;

b)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,704 shares issued) and incur $50,000 in exploration expenditures (incurred) on or before July 30, 2022;

c)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,128 shares issued) and incur $100,000 (accumulated) in exploration expenditures (incurred) by July 30, 2023;

d)	pay $50,000 in cash (paid), issue $50,000 in common shares (12,106 shares issued) and incur $150,000 (accumulated) in exploration expenditures (incurred) by July 30, 2024; and

e)	pay $75,000 in cash, issue $75,000 in common shares and incur $200,000 (accumulated) in exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

Exploration at the Jean Lake Property

The property hosts the historic west-northwest striking Beryl lithium pegmatites rediscovered in August of 2021 in blasted trenches beneath 80 years of organic deadfall and glacial sediment. Assay results of the high-grade spodumene-bearing Beryl pegmatite dykes from two locations on the “Beryl” or B1, B2 pegmatites gave a range of 3.89-5.17% Li2O in five samples. Rock chip sampling initiated between August and September in 2021, by Foremost's prospecting team also confirmed the presence of this gold mineralization.

Drill Program 2023 Highlights

A drill program was announced on November 21, 2022, of which the Company identified 14 targets through a combination of prospecting and airborne geophysics. The drill program tested a variety of targets on the property using the integrated results of magnetic surveys, rock and soil geochemical surveys and outcrop prospecting and commenced on December 2, 2022. In June 2023, we provided the results of the 3,002 m meters inaugural diamond drill program. The drill program tested targets for lithium and gold, based on integrated prospecting, UAV-borne magnetic survey results, MMI soil geochemical surveys and outcrop rock chip analyses.

On June 6, 2023, the Company announced that assay results were received from 246 NQ core samples collected from their now completed diamond drill program. The Company's exploration efforts had focused on lithium in pegmatite using a variety of exploration technologies, which not only have exposed potential for spodumene, but which also has demonstrated the potential for gold mineralization. The results of the program have confirmed lithium at the B1 pegmatite but has made a serendipitous new gold discovery on the property.

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Results

The Jean Lake drill program intersected numerous gold mineralized intervals at vertical depths up to 110 m below surface as well lithium at the B1 spodumene bearing pegmatite. Details of the lithium and gold intersections are provided in the summary of gold and lithium hole results below in Table 3

Table 3. Summary of Gold and Lithium Intersections in Drill Holes

Hole ID	Easting	Northing	Strike	Dip	Depth	Intercept in Metres
FM23-01A	452688	6076420	205	-66	62m	1.26% Li2O over 0-3.35m
FM23-01A	452688	6076420	205	-66	62	2.46 g/t Au over 3.70m from 41.30m-45m
FM23-04A	452743	6076529	90	-45	80	11.27 g/t Au over 2.75m from 73.75m-76.5m including 91.8 g/t Au over 0.32mfrom 74.74 - 75.06m
FM23-08	452877	6076534	245	-45	134	1.44 g/t Au for 0.32m from 11.33m-11.65m and 7.50 g/t Au for 7.66m from 94.35m-102.01m including 29.95 g/t Au for 1.77m from 94.35m-96.12m and 1.28 g/t Au for 0.3m from 107.6m-107.9m
FM23-08A	452878	6076543	110	-45	173	1.51 g/t Au for 0.52m from 95.18m-95.7m
FM23-13	452667	6076898	270	-45	125	0.94 g/t Au for 1.23m from 121.30m-122.53m
FM23-14	452732	6076854	270	-45	158	1.23 g/t Au for 2.85m from 151.24m-154.09m
FM23-22	450367	6073940	314	-45	125	3.04 g/t Au for 0.68m from 102.92m-103.6m
FM23-25	452347	6076330	120	-45	114	2.07 g/t Au for 3.49m from 25.3m-28.79m including 6.86 g/t Au for 0.54m from 25.30m-25.84m and 1.27 g/t Au for 2.4m from 69.6m-72m

Chain of Custody, Quality Control and Quality Assurance, and Data Verification

Quality Control and Quality Assurance on The Jean Lake Drill program follows the same protocols as that were followed in the Zoro Drill Program. See– Zoro Property – Chain of Custody, Quality Control and Quality Assurance and Data Verification” for discussion of quality control.

Grass River Property

The Grass River Property is an exploration stage property consisting of 29 claims covering 15,664 acres/6,339 hectares located 30 km east of the historic town of Snow Lake, 6.5 km east of the Zoro Property. The Grass River Property hosts 10 pegmatites exposed in outcrop1, and 7 drill-indicated spodumene-bearing pegmatite dykes2.

Ownership Details

The Property was acquired by on the ground staking after a review of the geological characteristics of the terrain. The claims were registered with the Manitoba Mining Recorder in the name of Foremost Lithium on January 18, 2022, and originally consisted of 27 claims and 14,873 acres/6,019 hectares for a total cost of $40,500. On April 3, 2023, the Company announced that an additional 2 claims were staked to increase the number of claims from 27 to 29 and the total property area by 790 acres/320 hectares, to a total amalgamated 15,664 acres/6,339 hectares at a total cost of $3,000. The two new claims provide linkage between the Peg North Lithium Property and Grass River Claims thereby allowing the application of assessment credits earned from exploration on either property applicable to both, and provides the Company 100% interest in and to those certain undersurface mineral rights of all the staked claims.

During the period ended December 31, 2024, the Company incurred $130 (March 31, 2024 -$1,755) in claim filing fees.

____________________________

1 Cancelled Assessment File 90611, Manitoba Mining Recorder, Manitoba Natural Resources and Northern Development

2 Bailes, A.H. 1985: Geology of the Saw Lake area, Geological Report GR83-2, 47 pages and Map GR83-2-1

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Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Peg North Property

The Peg North Property is an exploration stage property covering 16,697 acres (6,757 hectares) located in the historic mining district of Snow Lake, Manitoba, and is the largest and newest of the Lithium Lane Properties. It captures the northern extension of the Crowduck Bay fault which is a focal point for the development of lithium-enriched pegmatite dyke clusters.

Ownership Details

On June 28, 2022, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba. Under the terms of the option agreement, in consideration for making aggregate cash payments of $750,000, issuing Strider Resources common shares having an aggregate value of $750,000, and incurring an aggregate of $3,000,000 in exploration expenditures on or before the fifth anniversary, the Company has the right to acquire a 100% interest in the Peg North Claims, subject only to a 2% net smelter return royalty granted to Strider (the "NSR") (the "First Option"), The obligations under the First Option can be considered fulfilled under the terms as outlined in the schedule below:

a)	the issuance of $750,000 in cash from the Company as follows;
i.	a cash payment of $100,000 on or before June 23, 2022 (paid);
ii.	a cash payment of $100,000 on or before June 28, 2023 (paid);
iii.	a cash payment of $100,000 on or before June 28, 2024 (paid);
iv.	a cash payment of $150,000 on or before June 28, 2025;
v.	a cash payment of $150,000 on or before June 28, 2026;
vi.	a cash payment of $150,000 on or before June 28 2027; and

b)	the issuance of $750,000 in shares of the Company as follows;
i.	the issuance of $100,000 in common shares on or before June 23, 2022 (issued 10,526 shares);
ii.	the issuance of $100,000 in common shares on or before June 9, 2023 (issued 13,072 shares);
iii.	the issuance of $100,000 in common shares on or before June 28, 2024 (issued 28,818 shares);
iv.	the issuance of $150,000 in common shares on or before June 28, 2025;
v.	the issuance of $150,000 in common shares on or before June 28, 2026;
vi.	the issuance of $150,000 in common shares on or before June 28, 2027; and

c)	incurring exploration expenditures totaling $3,000,000 ($881,337 incurred as of December 31, 2024) due on or before June 28, 2027.

Provided that the First Option has been exercised, the Company may purchase from Strider one half (1%) of the NSR for a cash payment of $1.5 million (the “Second Option”) at any time prior to commencement of commercial production.

Non-Core Properties

Jol Property, Manitoba, Canada

On July 12, 2022, we completed the acquisition of 100% of the interest in and to those certain undersurface mineral rights certain comprising Manitoba Mineral Disposition No. MB3530 from Mae De Graf (the “MB3530 Property”) by paying $8,000 cash and with the issuance of 364 shares, valued at $2,454. The MB3530 Property is subject to a 2% NSR. During the year ended March 31, 2024, the Company incurred a $1,276 expense in claim filing fees.

Lac Simard South, Quebec, Canada

In May 2023, we acquired Lac Simard South Property, located in the Province of Quebec, amending a property acquisition agreement to purchase 100% interest in and to those certain undersurface mineral rights comprising a total of 60 claims, covering 8,612 acres (3,485 hectares). In consideration for the property, we paid to the arm length vendors cash consideration on May 12, 2023, plus common share issuance after closing. In consideration for the property, we paid to the vendors cash consideration of $17,500 plus GST on May 12, 2023, and we paid an additional $17,500 plus GST in September 2023. In addition, we issued a total of 10,700 common shares of the Company at a deemed price of $7.50 per common share under terms as set forth therein and subject to a 4-month hold. The Company has now earned a 100% interest in Lac Simard South property.

The Company staked an additional 20 mineral claims on the Lac Simard South Property contiguous to the 60 claims to complete the final aggregate land size of 11,482 acres (4,647 hectares), and the total number of claims to 80.

Page 12 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Winston Property, New Mexico, U.S.

The Winston Property is comprised of three historic mines on 147 unpatented lode mining claims, including the four (4) Little Granite Claims (the “LG Claims”) and (2) patented mining claims, Ivanhoe and Emporia (the “Ivanhoe/Emporia Claims”), for a total of 149 total mining claims across 3,000 acres. It is situated in northwestern Sierra County, New Mexico, U.S.A. approximately 45 miles (72.4 km) northwest of the town of Truth or Consequences and is coincident with the 18.0 mile long north-south X 8.0 mile wide east-west (19.3 km long x 9.7 km wide) Chloride Sub-District. The Company controls, subject to certain underlying royalties, a 100% interest in the Winston property located in Sierra County, New Mexico, U.S. (the “Winston Property”).

Ownership Details

On October 2014 the Company entered into an option agreement through its US subsidiary to acquire up to an 80% interest of the Winston Property, which at that time was comprised of 102 unpatented lode claims, including the Little Granite Gold Claims, in addition to the 2 patented Ivanhoe/Emporia Claims (108 claims in total). On May 15, 2017, the Company, through its US subsidiary Sierra Gold & Silver Ltd., closed a definitive purchase agreement to acquire 100 % rights, title and interest of the Winston Property. A total aggregate of $240,000 CND was paid, and 88,000 Common Shares were issued to the Optionors’ valued at $341,500 to complete the property acquisition.

Ivanhoe/Emporia

In accordance with the terms and condition of the underlying purchase agreement, the Company is required to pay the original owner of the Ivanhoe/Emporia claims what remains due and owing on the original $500,000 USD purchase price to complete the acquisition of the Ivanhoe/Emporia. The Company’s minimum Monthly Payment is a royalty payment subject to the average market price of silver. All royalty payments by the Company under the minimum monthly royalty or production royalty payments (the “Monthly Payments”) reduces the amount owing every month towards the balance remaining on the purchase price.

As of December 31, 2024, past payments totaling $225,255 USD (March 31, 2024 - $201,535 USD) have been applied against the $500,000 USD purchase price. The accrued minimum monthly royalty payments outstanding as of December 31, 2024, totals $362,644 or $252,125 USD (March 31, 2024 - $301,967, or $222,975 USD). The remaining purchase price of $274,745 USD may be satisfied in the form of ongoing advance royalty payments or lump-sum payment to finalize the property purchase. Only the permanent production royalty of a 2% of NSR on all ore mined on the Ivanhoe and Emporia lode claims, will be the only remaining encumbrance after the property purchase price is paid in full.

Little Granite

On December 14, 2022, the Company announced the acquisition of a 100% interest in the Little Granite Claims, part of the Winston Group of Properties Gold/Silver Project. It successfully negotiated the final cash payment required to exercise its option in October 2022 from $380,000 USD to $75,000 USD through the issuance of a non-interest-bearing promissory note to an arm’s length vendor. An initial $25,000 USD payment was made on October 15, 2022, and two final $25,000 USD payments on April 15, 2023, and October 15, 2023. Prior to closing on the revised final cash payment, the Company had paid a total aggregate of $111,000 USD towards the acquisition. Following these amendments, Sierra acquired The Little Granite Property for an aggregate consideration of $186,000 USD, versus aggregate consideration of $434,000 USD under the original terms.

Additional Unpatented Claims

To maintain the unpatented claims in good standing, we must pay annual claim maintenance fees of $200 USD per claim by September 1 of each year to the Federal Bureau of Land Management (“BLM”) and file annual maintenance documents to the BLM and Sierra and Catron County Clerk’s office. There are no encumbrances on the 147 unpatented BLM lode claims.

The Winston Property is in Good Standing.

Page 13 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Exploration at the Winston Property

Michael Feinstein, PhD, CPG, QP, visited the Winston Project area on ten separate occasions since October 2020 and spent more than 3 months, cumulatively, on the Property. He conducted confirmatory sampling of the known historic mines, as well as geologic reconnaissance sampling along the mineralized corridor; most recently visited in September 2023 during which mine environs, workings and dumps were walked and inspected to collect representative samples of the different styles of mineralization.

The Company mobilized a field crew to the Winston project in early October of 2020. The crew evaluated the best options for access and logistical support of the planned Phase 1 program focused on the Little Granite Mine area. The Phase 1 program consisted of soil and rock geochemical sampling, geological mapping, with particular focus on structural controls of the silver-gold mineralization and possibly ground geophysics, and terrain mapping using a drone as disclosed in our April 2021, news release.

In February of 2021, the Company reported the results of recent sampling on its Winston project. High grade gold and silver values were confirmed from three historic mines, Ivanhoe, Emporia and Little Granite, in the south part of the Company’s land holdings. 20 ore characterization samples from these three mines returned peak values of 66.5 g/t gold and 2940 g/t silver from Little Granite, 26.8 g/t gold and 1670 g/t silver from Ivanhoe and 46.1 g/t gold and 517 g/t silver from Emporia.

Detailed sample results are listed below. The samples were obtained as part of the initial geological evaluation of the property, during which mine environs, workings and dumps were walked and inspected to collect representative samples of the different styles of mineralization. High grade mineralization was confirmed at the Little Granite, Ivanhoe and Emporia mine sites.

These samples were collected by Dr. Michael Feinstein, of Mineoro Explorations, during three visits to the project between October and December of 2020. Numerous samples were collected throughout the project area, and historic mine sites were visited several times. Multiple, overlapping phases of alteration and mineralization are evident throughout as illustrated in the sample photos following. The ore characterization samples were collected to better understand which phases are of greatest economic interest. The results confirm that earlier reports of high-grade silver and gold values from historic workings have legitimacy and justify a major exploration program using modern methods to define the nature and size of mineralization.

Current plans for follow-up work include additional geochemical sampling, geological mapping and claim staking. The acquisition of detailed imagery and surface terrane models are being investigated as a precursor to project and target scale geophysical surveys.

All samples were collected by Mineoro Explorations and securely maintained through to submission to the ALS Minerals laboratory in Tuscon. Samples were analyzed by Fire Assay and ICP-MS. Internal laboratory QA/QC protocols were followed and 5% external standards are submitted with all sample batches.

RESULTS OF OPERATIONS

SUMMARY OF QUARTERLY RESULTS

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Total assets	$29,640,051	$16,598,937	$17,130,465	$16,598,857
Total liabilities	$3,497,509	$4,237,956	$3,407,774	$3,389,320
Shareholders’ equity	$26,142,542	$12,360,981	$13,722,691	$13,209,537
Total revenue	$-	$-	$-	$-
Net loss for the period	$(2,012,936)	$(1,523,910)	$(857,094)	$(1,513,401)
Basic and diluted loss per share	$(0.23)	$(0.28)	$(0.16)	$(0.31)
Weighted average common shares outstanding	8,786,943	5,494,542	5,382,316	4,937,738

Page 14 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Total assets	$15,134,061	$15,965,124	$13,110,859	$13,300,444
Total liabilities	$2,087,488	$2,550,172	$3,130,028	$2,912,822
Shareholders’ equity	$13,046,573	$13,414,952	$9,980,831	$10,387,622
Total revenue	$-	$-	$-	$-
Net earnings (loss) for the period	$(654,950)	$(1,695,651)	$(608,178)	$321,952
Basic and diluted earnings (loss) per share	$(0.14)	$(0.39)	$(0.15)	$0.03
Weighted average common shares outstanding	4,838,329	4,327,750	3,975,666	3,968,847

Nine-month period ended December 31, 2024, compared with the nine-month period ended December 31, 2023:

The Company had a net comprehensive loss for the nine-month period ended December 31, 2024 of $4,393,940 (2023 – $2,958,769). The increase of $1,435,171 in the net loss for the nine-month period ended December 31, 2024, compared to the nine-month period ended December 31, 2023, was primarily due to the following:

●	Consulting of $124,341 (2023 - $185,697) decreased by $61,356 and was related to consulting services in connection with the NASDAQ listing in comparative period.
●	Investor relations and promotion of $1,174,829 (2023 - $436,865) increased by $737,964 and was primarily due to the Company’s effort to increase market awareness.
●	Listing fee of $5,000 (2023 - $54,184) decreased by $49,184 and was directly related to the Company’s NASDAQ listing in the comparative period.
●

Management and directors’ fees of $594,847 (2023 - $434,131) increased by $160,716 and was related to certain contracted or salaried employees and the addition of new employees due to the growth of the Company.

●	Office and miscellaneous of $235,517 (2023 - $173,701) increased by $61,816 and was mainly related to increase in insurance costs after listing on the NASDAQ.
●	Professional fees of $1,562,281 (2023 - $989,878) increased by $572,403 which was mostly related to an increase in legal and audit fees related to the spin-out transaction in the current period.
●	Share-based payments of $706,436 (2023 - $855,461) decreased by $149,025 due to the timing of stock option grants and the valuation using the Black-Scholes valuation model.
●	Transfer agent and filing fees of $108,173 (2023 - $191,683) decreased by $83,510 which was primarily related to fees associated with the additional NASDAQ listing in comparative period.
●	Travel of $10,549 (2023 - $55,855) decreased by $45,306 due to a decrease in trade shows, conferences and property site visits.
●

Gain on derivative liabilities of $331,878 (2023 - $558,663) decreased by $226,785 due to the decrease in the Company’s share price from $0.61 USD at March 31, 2024 to $0.283 USD at December 31, 2024. Warrants priced in U.S. dollars are classified as derivative liabilities as the Company’s functional currency is in Canadian dollars. As a result of this difference in currencies, the proceeds that would be received by the Company if these warrants are exercised are not fixed and will vary based on foreign exchange rates, hence the warrants are accounted for as a derivative under IFRS and are required to be recognized and measured at fair value at each reporting period.

●	Penalties and interest of $193,262 (2023 - $Nil) increased due to penalties and interest related to late filing fees on historical USA corporate tax returns.
●

Recovery of flow-through premium liability of $15,916 (2023 - $Nil) increased by $15,916 due to issuance of flow through shares where the required exploration expenditures are made therefore the premium liability is subsequently reduced.

Three-month period ended December 31, 2024 compared with the three-month period ended December 31, 2023:

The Company had a net comprehensive loss for the three-month period ended December 31, 2024, of $2,012,936 (2023 - $654,940). The net change of $1,357,996 in the net loss for the three-month period ended December 31, 2024, compared to the three-month period ended December 31, 2023, was primarily due to the following:

●	Consulting of $31,701 (2023 - $74,408) decreased by $42,707 and was related to consulting services in connection with the NASDAQ listing in comparative period.
●	Investor relations and promotion of $362,654 (2023 - $173,254) increased by $189,400 and was primarily the Company’s effort to increase market awareness.
●	Listing fee of $Nil (2023 - $6,699) decreased by $6,699. The comparative period was higher directly as a result of the NASDAQ listing in the comparative period.

Page 15 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

●

Management and directors’ fees of $260,347 (2023 - $205,231) increased by $55,116 and was related to increases to certain contracted or salaried employees and the addition of new employees due to the growth of the Company.

●	Professional fees of $761,556 (2023 - $256,667) increased by $504,889 which was mostly related to an increase in legal and audit fees related to the spin-out transaction in the current period.
●

Share-based payments of $594,236 (2023 - $144,687) increased by $449,549 due to non-cash expenses and due to a timing and amount of stock option issuances during the period and valued using the Black-Scholes Method of calculating the expense.

●	Transfer agent and filing fees of $46,870 (2023 - $19,820) increased by $27,050 which was primarily related to fees associated with additional NASDAQ listing in comparative period.
●	Foreign exchange loss of $15,867 (2023 - $24,607) decreased by $8,740 and related to the fluctuations in the U.S. dollar as compared to the Canadian dollar at each reporting date.
●

Gain on derivative liabilities of $103,595 (2023 - $372,285) decreased by $268,690 due to the decrease in the Company’s share price from $0.44 USD at March 31, 2024 to $0.283 USD at December 31, 2024. Warrants priced in U.S. dollars are classified as derivative liabilities as the Company’s functional currency is in Canadian dollars. As a result of this difference in currencies, the proceeds that would be received by the Company if these warrants are exercised are not fixed and will vary based on foreign exchange rates, hence the warrants are accounted for as a derivative under IFRS and are required to be recognized and measured at fair value at each reporting period.

CAPITAL RESOURCES

As of the date of this MD&A, the Company is continuing its exploration programs on its Athabasca Property, Lithium Lane Properties (consisting of its Zoro, Jean Lake, Peg North and Grass River properties), and its Jol Lithium property. The Company intends to use available working capital and may issue additional common shares to cover the cost of this program.

The Company also has certain ongoing option/property payments and maintenance fees/taxes associated with its Athabasca, Zoro, Jean Lake, Grass River and Winston properties as more particularly described in “Overall Performance” above.

During the period from April 1, 2024 to February 12, 2025

a)

closed a non-brokered private placement issuing 247,471 flow-through units consisting of one flow-through common share and one non-flow-through common share purchase warrant at $5.88 per unit for gross proceeds of $1,455,129 (of which $105,000 was received in March 2024 as subscriptions received in advance), of which $480,000 was allocated to the warrant component of the unit and recorded in share-based payment reserves. Each warrant is exercisable by the holder to purchase an additional common share at a price of $4.00 until April 29, 2026. A value of $57,012 was attributed to the flow-through premium liability in connection with the financing. If at any time, the volume-weighted average trading price of the common shares on the CSE trades on or above $6.00 for 14 consecutive trading days, the Company may elect to accelerate the expiry date of the warrants by giving notice to the holders, by way of a news release, that the warrants will expire 30 calendar days following the date of such notice. The Company paid a cash finder’s fees of $175 and granted 51 finder’s warrants (valued at $100), entitling the holder to purchase one common share at a price of $3.40 per share until April 29, 2026. All securities issued will be subject to a hold period of four months and one day from the date of issuance. The Company also incurred legal and filing fees of $22,869 related to the private placement. The Company is committed to incur a total of $1,455,129 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at December 31, 2024, the Company has incurred $108,463 in qualifying CEE.

b)	issued 28,818 common shares at a value of $100,000 as part of the annual payment due under the Peg North Property option agreement.
c)	issued 12,106 common shares at a value of $50,000 as part of the acquisition payments for the Jean Lake option agreement.
d)	issued 1,369,810 common shares at a value of $5,205,278 as part of the acquisition payments due under the Athabasca Property option agreement.
e)	issued 425,682 common shares at a value of $1,511,171 for finder’s and advisory fees for the acquisition of Athabasca Property.
f)

closed a non-brokered private placement issuing 1,473,000 units consisting of one common share and one common share purchase warrant at $3.00 per unit for gross proceeds of $4,419,000. The Company also issued 1,022,500 flow-through units for $3.50 per unit for gross proceeds of $3,578,750 and 550,000 charitable flow-through units for $4.55 per unit for gross proceeds of $2,502,500. Each Warrant shall entitle the holder to purchase one common share of the Company (each, a “Warrant Share”) at a price of $4.00 until November 14, 2026. Each flow-through unit and charity flow-through unit consists of one common share of the Company to be issued as a flow-through share. The Company paid a cash finder’s fees of $570,015 on the financing and issued 162,730 non-transferable finder’s warrants. Each finder’s warrant exercisable for one common share of the Company at a price of $3.00 per common share until November 14, 2026.

Page 16 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Net cash used in operating activities for the nine-month period ended December 31, 2024 was $3,972,599 compared to cash used of $2,805,372 during the nine-month period ended December 31, 2023. The net decrease of $1,167,227 in cash used in operating activities was primarily due to the increase in net loss for the period, as discussed above, partly offset by a net increase of $84,661 in non-cash working capital items such as Receivables, Prepaids and Accounts payable, compared to a net decrease of $418,770 for the comparable period. In addition, there was a net decrease of $336,680 in non-cash items in profit and loss, compared to a net increase of $572,167 for the comparable period, in the net loss for the nine-month period ended December 31, 2024.

Net cash used in investing activities for the nine-month period ended December 31, 2024 was $1,145,895 compared to $1,308,060 during the nine-month period ended December 31, 2023, and consisted of $249,319 (2023 - $222,211) in net expenditures on exploration and evaluation assets.

Net cash provided by financing activities for the nine-month period ended December 31, 2024 was $10,496,192 compared to $4,991,992 during nine-month period ended December 31, 2023. The net increase was due to share issuances for gross proceeds of $11,850,379 (2023 - $5,418,400), offset by share issuance costs of $675,557 (2023 - $387,416), loan principal and interest payments of $678,630 (2023 - $134,579), and repayment of lease obligations of $Nil (2023 - $35,813).

CONTRACTUAL OBLIGATIONS

Other than described in “Capital Resources” and certain stock option and consulting agreements, the Company does not presently have any other material contractual obligations. See “Transactions with Related Parties”.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not utilize off-balance sheet arrangements.

RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration that was paid or accrued to the directors and other members of key management personnel during the nine-month periods ended December 31, 2024 and 2023 was as follows:

	Management and Directors fees	Consulting and Investor Relations fees	Share-based payments	Total
Period ended December 31, 2024:
Chief Executive Officer	$225,000	$-	$45,684	$270,684
Chief Operating Officer	187,506	-	185,355	372,861
Chief Financial Officer	33,750	-	41,070	74,820
Former Chief Financial Officer	29,250	-	-	29,250
Directors	119,340	-	172,056	291,396
	$594,846	$-	$444,165	$1,039,011
Period ended December 31, 2023:
Chief Executive Officer	$180,519	$-	$209,647	$390,166
Chief Operating Officer	-	116,123	104,824	220,947
Chief Financial Officer	80,612	-	131,030	211,642
Directors	104,000	-	173,093	277,093
Former Chief Executive Officer and Current Director	27,000	-	32,531	59,531
Former Chief Financial Officer	42,000	-	-	42,000
	$434,131	$116,123	$651,125	$1,201,379

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party, (the "Loan") with Jason Barnard, the Company's Chief Executive Officer, and Christina Barnard, the Company's Chief Operating Officer, to borrow $1,145,520. The Loan includes a prior advance of $145,520. As of December 31, 2024, the Loan is included in short-term loans payable. The Loan bears interest at a rate of 9% per annum, payable monthly. The interest rate has been amended as follows:

Page 17 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

i.	Initially, the interest rate was 8.35%, effective May 10, 2022.
ii.	Subsequently, the interest rate increased to 11.35%, effective May 1, 2023.
iii.	The interest rate was then decreased to the current rate of 9%, effective October 4, 2024.

The Loan's maturity date is October 4, 2025. The maturity rate has been amended as follows:

i.	Initially, the maturity date was May 10, 2023.
ii.	Subsequently, the maturity date was extended to May 10, 2024, effective April 26, 2024.
iii.	The maturity rate was then extended to the current date of October 4, 2025, effective October 4, 2024.

The Loan is secured by substantially all of the Company's assets, excluding the Athabasca Properties.

The Company incurred $19,476 (three-month period ended December 31, 2023 - $32,771) and paid $13,444 (three-month period ended December 31, 2023 - $22,117) in interest on the Loan during the three-month period ended December 31, 2024. The Company incurred $84,662 (nine-month period ended December 31, 2023 - $98,066) in interest and paid an aggregate of $600,000 (nine-month period ended December 31, 2023 - $Nil) in principal and $78,630 (nine-month period ended December 31, 2023 - $104,579) in interest on the Loan during the nine-month period ended December 31, 2024.

During the nine-month period ended December 31, 2024, the Company issued 1,369,810 common shares to Denison pursuant to the option agreement. No other fee was paid or accrued to Denison during the nine-month period ended December 31, 2024.

The amounts due to related parties included in accounts payable and accrued liabilities are unsecured, non-interest bearing, and have no specific terms of repayment, are as follows:

	December 31, 2024	March 31, 2024

Chief Executive Officer	$35,769	$20,769
Chief Operating Officer	53,930	21,084
Chief Financial Officer	7,875	-
Directors	148	127
Former Directors	27,000	45,000
	$124,722	$86,980

The amounts due are unsecured, non-interest bearing, and have no specific terms of repayment.

SPIN-OUT TRANSACTION

On July 29, 2024, the Company entered into an Arrangement Agreement, which was amended and restated on November 4, 2024, to spin out 100% of the shares of its wholly-owned subsidiary, Sierra, into a newly incorporated subsidiary, Rio Grande Resources Ltd. (“Rio Grande” or “RGR”), by way of a plan of arrangement (the “Arrangement”). On January 31, 2025, Foremost and Rio Grande completed the previously announced spin-out transaction. As a condition to the completion of the Arrangement:

(i) Rio Grande issued a $677,450 promissory note (the “Barnard Promissory Note”) to related parties, Jason Barnard and Christina Barnard, due for payment on or before November 5, 2027, bearing interest at 8.95% per annum, accruing from four months after the Effective Date. The full amount of the Barnard Promissory Note was required to be settled by Rio Grande using funds from its first and, as necessary, subsequent post-closing financing(s). The Barnard Promissory Note was secured by a general security agreement.

(ii) Rio Grande issued a $520,000 promissory note (the “Foremost Promissory Note”) to the Company, due for repayment on or before November 5, 2027, bearing interest at 8.95% per annum, accruing from four months after the Effective Date. The Foremost Promissory Note was unsecured.

Pursuant to the terms of the Arrangement, the Company will (i) transfer to Rio Grande the right to collect receivables in respect of all amounts outstanding from Sierra to the Company as at the Effective Date and (ii) will assign and transfer to Rio Grande all of the issued and outstanding Sierra Shares in consideration for Rio Grande issuing to Foremost such number of Rio Grande Common Shares as is equal to the quotient obtained by dividing by 0.8005 the product obtained by multiplying the number of Foremost Shares issued and outstanding immediately prior to the Effective Time by two (2).

Notwithstanding the Foremost Incentive Plan, each Foremost Option to acquire one (1) Foremost Share outstanding immediately prior to this shall be, and shall be deemed to be, simultaneously surrendered and transferred by the Foremost Optionee thereof to Foremost (free and clear of any Encumbrances) in the following portions and such portions shall be exchanged for, as the sole consideration therefor the following consideration:

Page 18 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

i)

0.9136 of each Foremost Option held by a Foremost Optionee immediately prior to the Effective Time shall be transferred and exchanged for one (1) Foremost Replacement Option to acquire one (1) new Foremost Share having an exercise price (rounded up to the nearest cent) equal to the product of the exercise price of the Foremost Option so exchanged immediately before the exchange of such Foremost Option multiplied by the fair market value of a Foremost Share determined immediately prior to this divided by the total fair market value of a new Foremost Share and the fair market value of two (2) Rio Grande Common Shares determined immediately prior to this; and

ii)

0.0864 of each Foremost Option held by a Foremost Optionee immediately prior to the Effective Time shall be transferred and exchanged for two Rio Grande Options, with each whole Rio Grande Option entitling the holder thereof to acquire one (1) Rio Grande Common Share having an exercise price (rounded up to the nearest cent) equal to the product of the exercise price of the Foremost Option so exchanged immediately before the exchange of such Foremost Option multiplied by the fair market value of a Rio Grande Common Share determined immediately prior to this divided by the total of the fair market value of a New Foremost Share and the fair market value of two (2) Rio Grande Common Shares at the Effective Time.

Notwithstanding the Foremost Incentive Plan, each Foremost RSU to acquire one (1) Foremost Share outstanding immediately prior to this shall be, and shall be deemed to be, simultaneously surrendered and transferred by the Foremost RSU holder thereof to Foremost (free and clear of any Encumbrances) in the following portions and such portions shall be exchanged for, as the sole consideration therefor the following consideration:

i)

0.9136 of each Foremost RSU held by a Foremost RSU holder immediately prior to the Effective Time shall be transferred and exchanged for one (1) Foremost Replacement RSU to acquire such number of New Foremost Shares and on such vesting and other conditions as set forth in the applicable award agreement in respect of such Foremost RSU; and

ii)

0.0864 of each Foremost RSU held by a Foremost RSU holder immediately prior to the Effective Time shall be transferred and exchanged for two (2) Rio Grande RSUs to acquire such number of Rio Grande Common Shares and on such vesting and other conditions as set forth in the applicable award agreement in respect of such Foremost RSU.

The Company and Rio Grande acknowledge and agree that:

i)	from and after the Effective Date, each Foremost Warrant shall entitle the holder to receive, upon due exercise thereof, for the exercise price immediately prior to the Effective Time:

●	one new Foremost Share for each Foremost Share that was issuable upon due exercise of the Foremost Warrant immediately prior to the Effective Time; and

●

two (2) Rio Grande Common Shares for each Foremost Share that was issuable upon due exercise of the Foremost Warrant immediately prior to the Effective Time, and Rio Grande hereby covenants that it shall forthwith upon receipt of written notice from Foremost from time to time issue, as directed by Foremost, that number of Rio Grande Common Shares as may be required to satisfy the foregoing;

ii)

Foremost shall, as agent for Rio Grande, collect and pay to Rio Grande an amount for each two (2) Rio Grande Common Shares so issued that is equal to the exercise price under the Foremost Warrant multiplied by the fair market value of two (2) Rio Grande Common Shares at the Effective Time divided by the total fair market value of a Foremost Share and two (2) Rio Grande Common Shares at the Effective Time;

iii)

and the terms and conditions applicable to the Foremost Warrants, immediately after the Effective Time, will otherwise remain unchanged from the terms and conditions of the Foremost Warrants as they exist immediately before the Effective Time.

CHANGES IN ACCOUNTING POLICIES INCLUDING INITIAL ADOPTION

Please refer to condensed interim consolidated financial statements on www.sedarplus.ca.

Page 19 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

FINANCIAL AND OTHER INSTRUMENTS

Capital and Financial Risk Management

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern. In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e., capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may issue securities through private placements. The Company is not exposed to any externally imposed capital requirements.

The Company’s overall strategy remains unchanged from fiscal year 2024 (see our quarterly and annual filings).

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – Inputs that are not based on observable market data.

The fair value of the Company’s long-term investment and derivative liability were calculated using Level 1 inputs.

The carrying value of cash, accounts payable and accrued liabilities, the current portion of net investment in sublease, lease obligations and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consists primarily of cash. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions and monitors the incoming sublease monthly payments to ensure they are current.

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2024, the Company had a cash balance of $6,375,960 (March 31, 2024 – $998,262) to settle current liabilities of $3,172,441 (March 31, 2024 – $2,732,374). All of the Company’s financial liabilities, except only certain loans payable, have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Page 20 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. The Company does not have material net assets in a foreign currency.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company. The Company does not currently generate revenue so has limited exposure to price risk.

OTHER MD&A REQUIREMENTS

Disclosure of Outstanding Security Data as at February 12, 2025.

As of February 12, 2025, the following common shares, stock options and warrants were issued and outstanding:

Issued and Outstanding Common Shares – 10,337,396 common shares

Issued and Outstanding Stock Options:

Expiry Date	Exercise Price	Balance February 12, 2025	Exercisable February 12, 2025

March 8, 2025	$15.50	4,000	4,000
September 2, 2025	$12.75	20,000	20,000
September 6, 2025	$13.75	8,000	8,000
November 20, 2025	$4.00	6,000	6,000
December 2, 2025	$9.00	42,000	42,000
December 13, 2025	$9.50	21,000	21,000
March 26, 2026	$3.30	20,000	20,000
August 25, 2026	$5.65	17,500	17,500
September 6, 2026	$6.60	32,500	32,500
November 1, 2026	$7.50	10,000	10,000
December 4, 2026	$5.47	20,000	20,000
November 15, 2027	$2.76	55,000	55,000
September 6, 2028	$6.60	60,000	60,000
July 23, 2029	$3.91	36,000	36,000
April 1, 2029	$2.76	83,194	51,323
November 15, 2029	$2.76	36,815	36,815
Total		472,009	440,138

Page 21 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Issued and Outstanding Warrants:

Expiry Date	Exercise Price		Balance February 12, 2025

August 24, 2028	$	USD 6.25	800,000
March 13, 2026		$4.00	341,592
April 29, 2026		$4.00	247,471
November 14, 2026		$4.00	640,500
November 14, 2026		$4.00	832,500
November 14, 2026		$4.00	1,022,500
November 14, 2026		$4.00	550,000
Total			4,434,563

Issued and Outstanding Agents Warrants:

Expiry Date	Exercise Price		Balance February 12, 2025

March 13, 2026		$3.40	3,274
April 29, 2026		$4.00	51
November 14, 2026		$3.00	162,730
August 21, 2028	$	USD 6.25	40,000
Total			206,055

Issued and Outstanding Restricted Share Units:

Grant Date	Balance February 12, 2025

November 15, 2024	222,491
Total	222,491

Except as disclosed above, there are no other options, warrants or other rights to acquire common shares of the Company outstanding. However, see “Overall Performance” for details of certain optional common share payments that the Company will be required to make in order to maintain and/or exercise its existing option agreements to acquire certain material property interests (the Manitoba Lithium Claims and the Zoro North Claims).

Additional Disclosure for Junior Issuers

The Company does not have sufficient working capital to cover its estimated operating and exploration expenses for the 12 months following. Thus, the Company will require additional funds to cover its estimated general and administrative expenses. There can be no assurance that financing, whether debt or equity, will be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to the Company. See “Risks and Uncertainties” below. Please refer to these condensed interim consolidated financial statements for information on the exploration expenditures on a property-by-property basis.

Page 22 | 23

Foremost Clean Energy Ltd. (Formerly, Foremost Lithium Resource & Technology Ltd.)
Management Discussions and Analysis
Period Ended December 31, 2024

Risks and Uncertainties

Mineral exploration is subject to a high degree of risk, which, even with a combination of experience, knowledge and careful evaluation, may fail to overcome. These risks may be even greater in the Company’s case given its formative stage of development.

Exploration activities are expensive and seldom result in the discovery of a commercially viable resource. There is no assurance that the Company’s exploration will result in the discovery of an economically viable mineral deposit. The Company has generated losses to date and anticipates that it will require additional funds to further explore its properties. There is no assurance such additional funding will be available to the Company on commercially reasonable terms or at all. Additional equity financing may result in substantial dilution thereby reducing the marketability of the Company’s shares. The Company’s activities are subject to the risks normally encountered in the mining exploration business. The economics of exploring, developing and operating resource properties are affected by many factors, including: the cost of exploration and development operations; variations of the grade of any ore mined; the rate of resource extraction; fluctuations in the price of resources produced; government regulations relating to royalties; taxes; environmental protection; and title defects. The Company’s mineral resource properties have not been surveyed and may be subject to prior unregistered agreements, interests or land claims, and title may be affected by undetected defects. In addition, the Company may become subject to liability for hazards against which it is not insured. The mining industry is highly competitive in all its phases and the Company competes with other mining companies, many with greater financial and technical resources, in the search for, and the acquisition of, mineral resource properties and in the marketing of minerals. Additional risks include the lack of an active market for the Company’s securities and the present intention of the Company not to pay dividends. Certain of the Company’s directors and officers also serve as directors or officers of other public and private resource companies and, to the extent that such other companies may participate in ventures in which the Company may participate, such directors and officers of the Company may have a conflict of interest. Finally, the Company has no history of earnings, and there is no assurance that any of its current or future mineral properties will generate earnings, operate profitably or provide a return on investment in the future. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered considering its early stage of operations.

For a more detailed discussion of the risk factors affecting the Company and its exploration activities, please refer to the Company’s continuous and financial disclosure filings which can be assessed on the SEDAR+ website at www.sedarplus.ca.

Page 23 | 23

Exhibit 99.3

Form 52-109F2

Certification of Interim Filings Full Certificate

I, Jason Barnard, Chief Executive Officer of Foremost Clean Energy Ltd., certify the following:

1.          Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Foremost Clean Energy Ltd. (the “issuer”) for the interim period ended December 31, 2024.

2.          No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.          Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.          Responsibility: The issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings, for the issuer.

5.          Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer’s other certifying officer(s) and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the interim filings are being prepared; and

(ii)

information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(b)

designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

5.1.       Control framework: The control framework the issuer’s other certifying officer(s) and I used to design the issuer’s ICFR is the Internal Control – Integrated Framework 2013 published by the Committee of Sponsoring Organizations of the Treadway Commission.

5.2.       ICFR – material weakness relating to design: N/A

5.3.       Limitation on scope of design: N/A

6.          Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change in the issuer’s ICFR that occurred during the period beginning on April 1, 2024 and ended on December 31, 2024, that has materially affected, or is reasonably likely to materially affect, the issuer’s ICFR.

Date: February 12, 2025

/s/ Jason Barnard

Jason Barnard

Chief Executive Officer

Exhibit 99.4

Form 52-109F2

Certification of Interim Filings Full Certificate

I, Dong Shim, Chief Financial Officer of Foremost Clean Energy Ltd., certify the following:

1.          Review: I have reviewed the interim financial report and interim MD&A (together, the “interim filings”) of Foremost Clean Energy Ltd. (the “issuer”) for the interim period ended December 31, 2024.

2.          No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings.

3.          Fair presentation: Based on my knowledge, having exercised reasonable diligence, the interim financial report together with the other financial information included in the interim filings fairly present in all material respects the financial condition, financial performance and cash flows of the issuer, as of the date of and for the periods presented in the interim filings.

4.          Responsibility: The issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as those terms are defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings, for the issuer.

5.          Design: Subject to the limitations, if any, described in paragraphs 5.2 and 5.3, the issuer’s other certifying officer(s) and I have, as at the end of the period covered by the interim filings

(a)	designed DC&P, or caused it to be designed under our supervision, to provide reasonable assurance that

(i)	material information relating to the issuer is made known to us by others, particularly during the period in which the interim filings are being prepared; and

(ii)

information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

(b)

designed ICFR, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

5.1.       Control framework: The control framework the issuer’s other certifying officer(s) and I used to design the issuer’s ICFR is the Internal Control – Integrated Framework 2013 published by the Committee of Sponsoring Organizations of the Treadway Commission.

5.2.       ICFR – material weakness relating to design: N/A

5.3        Limitation on scope of design: N/A

6.          Reporting changes in ICFR: The issuer has disclosed in its interim MD&A any change in the issuer’s ICFR that occurred during the period beginning on April 1, 2024 and ended on December 31, 2024, that has materially affected, or is reasonably likely to materially affect, the issuer’s ICFR.

Date: February 12, 2025

/s/ Dong Shim

Dong Shim

Chief Financial Officer